                                                                  EXHIBIT 10.38

                                CREDIT AGREEMENT

         This CREDIT AGREEMENT dated as of June 30, 1999 is entered into by and among THE TODD-AO CORPORATION, a Delaware corporation ("Borrower"), each bank whose name is set forth on the signature pages of this Agreement and each lender which may hereafter become a party to this Agreement (collectively, the "Banks" and individually, a "Bank") and Bank of America National Trust and Savings Association, as Administrative Agent and Issuing Bank.

         In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   SECTION 1.
                        DEFINITIONS AND ACCOUNTING TERMS

         1.01 TERMS. The following terms used in this Agreement and in any exhibits annexed hereto shall have the following meanings unless the context otherwise requires.

         "ACQUISITION" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person or any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that Borrower or one of its Subsidiaries is the surviving entity.

         "ADMINISTRATIVE AGENT" means Bank of America National Trust and Savings Association, when acting in its capacity as the Administrative Agent under any of the Loan Documents, or any successor Administrative Agent.

         "ADMINISTRATIVE AGENT'S OFFICE" means the Administrative Agent's address and, as appropriate, account as set forth on SCHEDULE 10.06, or such other address or account as the Administrative Agent hereafter may designate by written notice to Borrower and the Banks.

         "ADMINISTRATIVE AGENT-RELATED PERSONS" means the Administrative Agent (including any successor agent), together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

         "AFFILIATE" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and the correlative terms, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation that has more than 100 record holders of such securities, or 10% or more of the partnership or other ownership interests of any other Person that has more than 100

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record holders of such interests, will be deemed to control such corporation, partnership or other Person.

         "AGREEMENT" means this Agreement, either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

         "APPLICABLE AMOUNT" means, for any Pricing Period, the per annum amounts set forth below under Applicable Amount opposite the applicable Pricing Leverage Ratio as calculated from the most recently delivered Compliance Certificate delivered pursuant to SECTION 6.02(a); PROVIDED, HOWEVER, that until the Administrative Agent receives the first such Compliance Certificate after the Closing Date, the Applicable Amount shall be based on the Pricing Leverage Ratio indicated on the certificate delivered on the Closing Date pursuant to Section 4.01(h); PROVIDED, FURTHER, that, so long as the Default Rate is not otherwise applicable, the Applicable Amount on up to $10,000,000 aggregate face amount of TeleCine Cell Letters of Credit shall be 1% per annum, instead of the percentage indicated in the table below, regardless of the Pricing Leverage Ratio then in effect:

                                                            APPLICABLE AMOUNT
                                          ----------------------------------------------------
                                                                LETTERS OF
                                                                  CREDIT
                                                              ---------------
                       PRICING                COMMITMENT      OFFSHORE RATE   ALTERNATE BASE
   LEVEL            LEVERAGE RATIO                FEE                +             RATE +
------------- --------------------------- ------------------- --------------- ----------------
     1                   = > 3.50                  0.500%            2.50%         1.50%
     2           = > 2.50:1 but < 3.50:1           0.500%            2.00%         1.00%
     3           = > 2.00:1 but < 2.50:1           0.375%            1.50%         0.500%
     4           = > 1.50:1 but < 2.00:1           0.300%            1.25%         0.125%
     5           = > 1.00:1 but < 1.50:1           0.250%            1.00%         0
     6                   < 1.00:1                  0.200%            0.75%         0


                  "PRICING LEVEL CHANGE DATE" means with respect to any change in the Pricing Leverage Ratio which results in a change in the Applicable Amount, the earlier of (a) the date upon which Borrower delivers a Compliance Certificate to the Administrative Agent pursuant to SECTION 6.02(A) reflecting such changed Pricing Leverage Ratio and
         (b) the date upon which Borrower is required by SECTION 6.02(a) to deliver such Compliance Certificate; PROVIDED, HOWEVER, that if the Compliance Certificate is not delivered by the date required by the above Section, then, subject to the other provisions of this Agreement, commencing on the date such Compliance Certificate was required until such Compliance Certificate is delivered, the Applicable Amount shall be based on highest level set forth above, and from and after the date such Compliance Certificate is thereafter received, the Applicable Amount shall be as determined from such Compliance Certificate.

                  "PRICING PERIOD" means (a) the period commencing on the Closing Date and ending on the first Pricing Level Change Date to occur thereafter and (b) each subsequent period commencing on each Pricing Level Change Date and ending the day prior to the next Pricing Level Change Date.

         "ATTORNEY COSTS" means and includes all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

         "BANK" means each lender from time to time party hereto.

         "BANK OF AMERICA" means Bank of America National Trust and Savings Association, a national banking association.

         "BASE RATE" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "reference rate." (The "reference rate" is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

         "BASE RATE LOAN" means a Dollar-denominated Loan made hereunder and specified to be an Base Rate Loan in accordance with Section 2.

         "BORROWER" has the meaning given such term in the introduction hereof.

         "BORROWING" and "BORROW" each mean, a borrowing hereunder consisting of Loans of the same type made on the same day and, other than in the case of Base Rate Loans, having the same Interest Period.

         "BORROWING DATE" means the date that a Loan is made by the Banks, which shall be a Business Day.

         "BUSINESS DAY" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City or San Francisco are authorized or required by law to close, AND, if the applicable Business Day relates to:

         (a) an Offshore Rate Loan denominated in Dollars, any such day on which dealings are carried on in the applicable offshore Dollar market;

         (b) with respect to the euro, any such day which is:

                  (i) for payments or purchases of the euro, a TARGET Business Day; and

                  (ii) for all other purposes, including without limitation the giving and receiving of notices hereunder, a TARGET Business Day on which banks are generally open for business in London, Frankfurt and in any other principal financial center as the Administrative Agent may from time to time determine for this purpose; and

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         (c) an Offshore Rate Loan denominated in any other Offshore Currency, a day on which commercial banks are open for foreign exchange business in London, England, and on which dealings in the relevant Offshore Currency are carried on in the applicable offshore foreign exchange interbank market in which disbursement of or payment in such Offshore Currency will be made or received hereunder.

              A "TARGET BUSINESS DAY" is a day when TARGET (Trans-European Automated Real-time Gross settlement Express Transfer system), or any successor thereto, is scheduled to be open for business.

         "CAPITAL LEASE OBLIGATIONS" means all monetary obligations of a Person under any leasing or similar arrangement which, in accordance with Generally Accepted Accounting Principles, is classified as a capital lease.

         "CLOSING DATE" means the date all conditions set forth in SECTION 4.01 are satisfied or waived by the Administrative Agent and the Banks.

         "CODE" means the Internal Revenue Code of 1986, as amended, as time to time in effect.

         "COLLATERAL" means all of the collateral covered by the Collateral Documents.

         "COLLATERAL DOCUMENTS" means, collectively, the Pledge Agreement and any other security agreement, or supplement thereto, from time to time executed and delivered by Borrower or the Subsidiaries to secure the Obligations.

         "COMMITMENT" means, for each Bank, the amount set forth as such opposite such Bank's name on SCHEDULE 2.01, as such amount may be reduced, adjusted or increased pursuant to the terms of this Agreement (collectively, the combined Commitments). The respective Pro Rata Shares of the Banks are set forth in SCHEDULE 2.01.

         "COMMONLY CONTROLLED ENTITY" means an entity, whether or not incorporated, which is under common control with Borrower within the meaning of
Section 414(c) of the Code.

         "COMPLIANCE CERTIFICATE" means a certificate in the form of Exhibit B, properly completed and signed by a Responsible Officer.

         "CONTINUATION" and "CONTINUE" each mean, with respect to any Loan other than a Base Rate Loan, the continuation of such Loan as the same type of Loan in the same principal amount, but with a new Interest Period and an interest rate determined as of the first day of such new Interest Period. Continuations must occur on the last day of the Interest Period for such Loan.

         "CONVERSION" and "CONVERT" each mean, with respect to any Loan, the conversion of one type of Loan into another type of Loan. With respect to Loans other than Base Rate Loans, Conversions must occur on the last day of the Interest Period for such Loan.

         "CONVERTIBLE SUBORDINATED NOTES" means convertible subordinated notes in an aggregate principal amount not exceeding $8,400,000 issued by Borrower in connection with the Hollywood Digital Acquisition and having terms and conditions and otherwise in form and substance satisfactory to the Requisite Banks, and any extension, renewal, refunding and refinancing thereof in form and substance satisfactory to the Requisite Banks; PROVIDED that after giving effect to such extension, renewal, refunding or refinancing the principal amount thereof is not increased.

         "DEBTOR RELIEF LAWS" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

         "DEFAULT" means any event or circumstance which, with the passing of time, giving of notice, or both would become an Event of Default.

         "DEFAULT RATE" means a fluctuating rate per annum equal to the Base Rate plus the Applicable Amount, if any, plus 2%.

         "DESIGNATED DEPOSIT ACCOUNT" means a deposit account to be maintained by Borrower with Bank of America, as from time to time designated by Borrower by written notification to the Administrative Agent.

         "DISTRIBUTION" means, with respect to any shares of capital stock or any warrant or option to purchase an equity security or other equity security issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for Cash or for Property by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property on or with respect to any such security, (c) any Investment by such Person in the holder of 5% or more of any such security if a purpose of such Investment is to avoid characterization of the transaction as a Distribution and (d) any other payment in cash or Property by such Person constituting a distribution under applicable laws with respect to such security.

         "DOLLAR EQUIVALENT" means, as of any date, (a) as to any amount denominated in Dollars, the amount thereof at such time, and (b) as to any amount denominated in an Offshore Currency, the equivalent amount in Dollars based upon the Spot Rate for the purchase of Dollars with such Offshore Currency on such date.

         "DOLLARS" and the sign "$" means dollars in lawful currency of the United States of America.

         "EBITDA" means, as of any date of determination, or Borrower and its Significant Subsidiaries on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles, an amount equal to the sum of, without duplication, for the preceding four-quarter period ending on the date of determination (a) such Person's net income (or net loss), (b) less the net income attributable to joint ventures and Subsidiaries less than 100% owned, plus, without duplication, (c) cash actually received by Borrower or its Significant Subsidiaries from joint ventures and Subsidiaries less than 100% owned which is not a return on capital or results from an extraordinary gain plus (d) all depreciation expense, lease expense (excluding operating leases but including Capital Lease and Synthetic Lease expense), interest expense, and amortization expense of intangibles of any kind to the extent included in the determination of such net income (or loss), plus (e) provisions for income taxes as set forth in Borrower's consolidated income statement, plus (f) noncash compensation in the form of stock award grants; PROVIDED, HOWEVER, that net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains. The EBITDA of any Significant Subsidiary acquired by Borrower during the prior four fiscal quarters shall be included; PROVIDED, FURTHER, that with respect to Borrower's acquisition of Sound One Corporation on or about June 22, 1999, certain nonrecurring expenses set forth on SCHEDULE 1.01 hereto incurred by Sound One Corporation during such prior four-quarter period consisting of executive bonuses and employee costs expected to be saved following the acquisition and certain expenses that would have been capitalized by Borrower, shall be added back to EBITDA by allocating such expenses equally over such measurement period.

         "ELIGIBLE ASSIGNEE" means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or
(iii) a Person of which a Bank is a Subsidiary and (d) another Bank.

         "EMPLOYEE BENEFIT PLAN" means "employee benefit plan" as that term is defined in Section 3(3) of ERISA.

         "EMU LEGISLATION" means (a) the Treaty on European Union (the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993)), and (b) legislative measures of the European Council (including without limitation European Council regulations) for the introduction of, changeover to or operation of the euro, in each case as amended or supplemented from time to time.

         "ENVIRONMENTAL LAWS" means all foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case relating to environmental, health, safety and land use matters applicable to any property.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time in effect.

         "EVENT OF DEFAULT" has the meaning provided for in SECTION 8.01.

         "EXISTING CREDIT AGREEMENT" means that certain First Amended and Restated Credit Agreement dated as October 20, 1997, as amended, between Borrower, the banks party thereto and Bank of America National Trust and Savings Association, as administrative agent and issuing bank.

         "EXTENSION OF CREDIT" means (a) the Borrowing of any Loans, (b) the Conversion or Continuation of any Loans or (c) the issuance, renewal, increase continuation, amendment or other credit action with respect to any Letter of Credit, including the Banks acquiring a participation in such Letters of Credit (collectively, the "EXTENSIONS OF CREDIT").

         "EURO" means the single currency of Participating Member States.

         "FEDERAL FUNDS RATE" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

         "FIXED CHARGE COVERAGE RATIO" means, for Borrower and its Subsidiaries on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles, the ratio of

                  (a) Free Available Cash Flow for the four immediately preceding fiscal quarters TO

                  (b) (i) Interest Expense for the four immediately preceding fiscal quarters plus the current portion of Funded Indebtedness (A) INCLUDING without limitation the current portion of Capital Leases and Synthetic Leases, but excluding balloon payments thereunder to the extent they do not exceed, as of any date of determination, the additional amount Borrower could borrow hereunder on such date while maintaining compliance with all covenants hereunder, and (B) EXCLUDING the Convertible Subordinated Notes; PLUS

                  (ii) all pro forma Distributions for the immediately following four fiscal quarters.

         For purposes of determining the Fixed Charge Coverage Ratio, repurchases of Borrower's capital stock in an aggregate amount not exceeding $3,000,000 during the period from the Closing Date through and including August 31, 2000 shall be excluded from the calculation of Distributions.

         "FRB" means the Board of Governors of the Federal Reserve System or any governmental authority succeeding to its functions.

         "FREE AVAILABLE CASH FLOW" means, as of any date of determination, for Borrower and its Significant Subsidiaries on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles, the sum of, without duplication, for the preceding four quarter period ending on the date of determination (a) EBITDA, less (b) cash income taxes payable and less (c) maintenance capital expenditures (which shall exclude capital expenditures relating to any Property made within 12 months of the acquisition of such Property or the Person owning such Property). The Free Available Cash Flow of any Significant Subsidiary acquired by Borrower during the prior four fiscal quarters shall be included.

         "FUNDED INDEBTEDNESS" means, for any period, for Borrower and its Subsidiaries on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles, an amount equal to the sum of, without duplication:

         (a) all Indebtedness for borrowed money (EXCLUDING Indebtedness of Non-Recourse Joint Ventures and up to (pound)3,100,000 of existing the TeleCine Cell mortgage debt on its Charlotte property) PLUS

         (b) up to $5,000,000 in purchase money mortgage financing PLUS

         (c) the principal portion of all Capital Leases and Synthetic Leases
PLUS

         (d) indebtedness arising under acceptance facilities and the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder PLUS

         (e) all Guaranty Obligations

         LESS

         (x) amounts held as cash, cash equivalents and marketable securities determined in accordance in Generally Accepted Accounting Principles LESS $3,500,000.

         It is understood that the TeleCine Cell Loan Notes and the TeleCine Cell Letters of Credit shall not be double-counted for purposes of calculating Funded Indebtedness to the extent that any payment on the TeleCine Cell Loan Notes concurrently reduces the face amount of the TeleCine Cell Letters of Credit by an equivalent amount, and drawings under the TeleCine Cell Letters of Credit concurrently reduce the TeleCine Cell Loan Notes by an equivalent amount.

         "FX TRADING OFFICE" means the Foreign Exchange Trading Center #5752, Los Angeles, California, of Bank of America, or such other of Bank of America's offices as Bank of America may designate from time to time.

         "GENERALLY ACCEPTED ACCOUNTING PRINCIPLES" means generally accepted accounting principles as in effect from time to time, including, without limitation, applicable statements, bulletins and interpretations issued by the Financial Accounting Standards Board and bulletins, opinions, interpretations and statements issued by the American Institute of Certified Public Accountants or its committees.

         "GOVERNMENTAL AUTHORITY" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental or quasi-governmental agency, central bank or comparable authority, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court or administrative tribunal of competent jurisdiction.

         "GUARANTORS" means each Subsidiary of Borrower (individually a "GUARANTOR") that is a guarantor under the Guaranty or becomes a guarantor thereunder pursuant to SECTION 6.09.

         "GUARANTY" means the Subsidiary Continuing Guaranty substantially in the form of Exhibit D hereto, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

         "GUARANTY OBLIGATION" means, as to any Person, any (a) guarantee by that Person of Indebtedness of, or other obligation performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by that Person to an obligee of any other Person with respect to the performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; PROVIDED, HOWEVER, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

         "HOLLYWOOD DIGITAL ACQUISITION" means the acquisition of certain assets and the assumption of certain liabilities of Hollywood Digital Limited Partnership, a Delaware limited partnership, by Todd-AO HD, Inc., a California corporation.

         "INDEBTEDNESS" means, as to any Person, at a particular time, all items which would, in conformity with Generally Accepted Accounting Principles, be classified as liabilities on a balance sheet of such Person as at such time (excluding deferred compensation, deferred taxes, trade accounts, programming liabilities and other accounts payable incurred in the ordinary course of business in accordance with past practice), but in any event including, without duplication, (a) indebtedness arising under acceptance facilities and the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (b) all liabilities secured by any Lien on any property owned by such Person even though it has not assumed or otherwise become liable for the payment thereof, (c) any withdrawal liability incurred under ERISA by such Person (or, if such Person is Borrower, a Commonly Controlled Entity) to a Multiemployer Plan, (d) all obligations of such Person as lessee under leases which have been or should be, in accordance with Generally Accepted Accounting Principles, recorded as Capital Lease Obligations, (e) indebtedness relating to Synthetic Leases; and (f) all Guaranty Obligations of such Person in respect of any of the foregoing.

         "INTEREST EXPENSE" means interest expense as determined in accordance with Generally Accepted Accounting Principles.

         "INTEREST PAYMENT DATE" means, (a) with respect to any Base Rate Loan, the last Business day of each calendar quarter and the Maturity Date, and (b) with respect to any other type of Loan, (i) any date that such Loan is prepaid in whole or in part, (ii) the Maturity Date, and (iii) the last day of each Interest Period applicable to, or the maturity of, such Loan; PROVIDED, HOWEVER, that if any Interest Period or the maturity of any such Loan exceeds three months or 90 days, interest shall also be paid on the date(s) that fall, as applicable, three, six or nine months, or 90, 180 or 270 days, respectively, after the beginning of such Interest Period shall also be Interest Payment Dates.

         "INTEREST PERIOD" means, with respect to any Borrowing of an Offshore Rate Loan, a period commencing on the Borrowing Date thereof (or the date of the expiration of the then current Interest Period with respect to any outstanding Offshore Rate Loans) to a date 1, 2, 3, 6 or 9 months, in each case only to the extent Dollar deposits or deposits in the applicable Offshore Currency of such duration are generally available in the applicable offshore interbank market (or such other day as may be agreed upon by Borrower and the Administrative Agent and the Banks), subject in all cases to the following:

         (a) If any Interest Period would otherwise end on a day which is not an Offshore Rate Business Day, that Interest Period shall be extended to the next succeeding Offshore Rate Business Day, unless the result of such extension would be to extend such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

         (b) no Interest Period for Loans shall extend beyond any Reduction Date if the effect of establishing such an Interest Period would be that the aggregate unpaid principal amount of all Loans having Interest Periods ending after such Reduction Date would exceed the amount permitted to be outstanding after such Amortization Date;

         (c) no Interest Period for a Loan shall extend beyond the Maturity
Date;

         (d) each Interest Period shall be interpreted, and may vary in regard to the length of period, in accordance with the customs and practices of the international inter-bank markets; and

         (e) the first Interest Period shall commence on the date of such Borrowing, and each succeeding Interest Period (if any) for such Loans shall commence on the last day of the preceding Interest Period.

         "INVESTMENT" means, when used in connection with any Person, any investment by or of that Person, resulting in less than 100% of the ownership of such Person, whether by means of purchase or other acquisition of stock or other securities of any other Person or by means of a loan, advance creating a debt, capital contribution, guaranty or other debt or equity participation or interest in any other Person, including any partnership and joint venture interests of such Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment. "Investments" shall not include Acquisitions.

         "ISSUING BANK" means Bank of America National Trust and Savings Association.

         "LENDING OFFICE" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on SCHEDULE 10.06, or such other office or offices as such Bank may from time to time notify Borrower and the Administrative Agent.

         "LETTER OF CREDIT" means any standby or commercial letter of credit issued by the Issuing Bank under SECTION 2.03.

         "LETTER OF CREDIT APPLICATION" means an application for issuances of, or amendments to, letters of credit as shall at any time be in use at the Issuing Bank.

         "LETTER OF CREDIT USAGE" means, as at any date of determination, the undrawn face amount of outstanding Letters of Credit plus the aggregate amount of all drawings under the Letters of Credit honored by the Issuing Bank and not theretofore reimbursed by Borrower or converted into Loans.

         "LEVERAGE RATIO" means the ratio of Funded Indebtedness TO EBITDA; PROVIDED, HOWEVER, that for purposes of calculating the Leverage Ratio as required by SECTION 7.06 in connection with any Acquisition (the "subject Acquisition"), not more than 80% of the EBITDA of (a) the Person being so acquired (PROVIDED such Person will be a Significant Subsidiary immediately following the subject Acquisition) and (b) any other Significant Subsidiary acquired within two fiscal quarters of the date of the subject Acquisition, may be included.

         "LIEN" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

         "LOAN" means a Loan of any type made to Borrower by any Bank in accordance with its Pro Rata Share.

         "LOAN DOCUMENTS" means, collectively, this Agreement, the Notes, the Guaranty, the Collateral Documents, any Request for Extension of Credit, any Letter of Credit Application, any Compliance Certificate and any other agreements of any type or nature hereafter executed and delivered by Borrower or any of its Subsidiaries or Affiliates to the Administrative Agent, the Issuing Bank or to any Bank in any way relating to or in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

         "MATURITY DATE" means May 31, 2004 as such date may be extended from time to time pursuant to SECTION 2.12.

         "MINIMUM AMOUNT" means, with respect to each of the following actions, the following amounts set forth opposite such action (a reference to "Minimum Amount" shall also be deemed a reference to the multiples in excess thereof set forth below):

                                                                                     MULTIPLES IN EXCESS OF
             TYPE OF ACTION                          MINIMUM AMOUNT                       MINIMUM AMOUNT
----------------------------------------- ------------------------------------- -------------------------------------
Borrowing of, prepayment of, or
Conversion into, Base Rate Loans                          $250, 000                          $100,000
----------------------------------------- ------------------------------------- -------------------------------------
Borrowing of, prepayment of,
Continuation of, or Conversion
into, Offshore Rate Loans                                $1,000,000                          $500,000
----------------------------------------- ------------------------------------- -------------------------------------

Borrowing of, prepayment of,                Lesser of (a) Dollar                 Lesser of (a) Dollar
Continuation of, or Conversion              Equivalent of $5,000,000 and         Equivalent of $1,000,000 and
into, Offshore Currency Loans               (b) 100,000 units of                 (b) 10,000 units of Approved
                                            Approved Offshore Currency           Offshore Currencty
----------------------------------------- ------------------------------------- -------------------------------------
Reduction in Commitments                                 $1,000,000                       $1,000,000
----------------------------------------- ------------------------------------- -------------------------------------
Assignments                                              $5,000,000


         "MULTIEMPLOYER PLAN" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

         "NET WORTH" means net worth as determined in accordance with Generally Accepted Accounting Principles.

         "NON-RECOURSE JOINT VENTURE" means a joint venture which is less than 100% owned by Borrower or any Subsidiary having only Indebtedness which is non recourse to Borrower and its Subsidiaries, other than such joint venture. For purposes of this definition, Indebtedness shall be deemed non recourse only if the creditor thereon has no direct or indirect recourse to Borrower, any of its Subsidiaries (other than such joint venture) or their respective assets (other than by reasons of a Guaranty Obligation entered into in connection therewith and otherwise permitted by SECTION 7.01(g)), whether by means of a judicial foreclosure or otherwise, except for customary exceptions for fraud, misrepresentation, misappropriation of funds, waste, criminal liability and environmental liability.

         "NOTE" means the promissory note made by Borrower to a Bank evidencing the Loans made by such Bank, substantially in the form of Exhibit C, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted
(collectively, the "NOTES").

         "NOTICE OF ASSIGNMENT AND ACCEPTANCE" means a Notice of Assignment and Acceptance substantially in the form of Exhibit F.

         "OBLIGATIONS" means all present and future obligations of every kind or nature of Borrower or any Subsidiary at any time and from time to time owed to the Administrative Agent, any Bank, any Person entitled to indemnification, or any one or more of them, under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated,
                                     -12
or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any Subsidiary or Affiliate of Borrower.

         "OFFSHORE CURRENCY" means English Pounds Sterling and the euro.

         "OFFSHORE CURRENCY COMMITMENT" means, for each Bank, such Bank's undertaking to make Loans to Borrower or to participate in Letter of Credit Usage denominated in Offshore Currencies in an aggregate principal amount not exceeding a Dollar Equivalent of $40,000,000 (collectively, the "Offshore Currency Commitments"). The Offshore Currency Commitments are part of, and not in addition to, the combined Commitments.

         "OFFSHORE CURRENCY LOAN" means an Offshore Rate Loan denominated in an Offshore Currency.

         "OFFSHORE RATE" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the per annum rate of interest (rounded upward to the next 1/16th of 1%) determined by the Administrative Agent as follows:

              Offshore Rate =              Offshore Base Rate
                               ---------------------------------------------
                                    1.00 - Eurodollar Reserve Percentage

              Where,

              "OFFSHORE RATE" means, for such Interest Period:

                  (a) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750 ) for deposits in deposits in the applicable Offshore Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (b) in the event the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in the applicable Offshore Currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

                  (c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in the applicable Offshore Currency (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Offshore Rate Loan and with a term equivalent to such Interest Period would be offered by its London Branch to major banks in the offshore market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

                  "EURODOLLAR RESERVE PERCENTAGE" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

         The determination of the Eurodollar Reserve Percentage and the Offshore Base Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

         "OFFSHORE RATE LOAN" means a Loan that bears interest based on the Offshore Rate, and may be an Offshore Rate Loan denominated in Dollars or in an Offshore Currency.

         "OVERNIGHT RATE" means, for any day, (a) in the case of amounts denominated in Dollars, the Federal Funds rate and (b) for any amount denominated in an Offshore Currency, the rate of interest per annum at which overnight deposits in such Offshore Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by Bank of America's principal office in London to major banks in the London or other applicable offshore interbank market.

         "PARTICIPATING MEMBER STATE" means each country which from time to time becomes a Participating Member State as described in EMU Legislation.

         "PBGC" means the Pension Benefit Guaranty Corporation created by
Section 4002(a) of ERISA, or any Governmental Authority succeeding to the functions thereof.

         "PERSON" means an individual, a partnership, a corporation (including a business trust), a joint stock company, a trust, an unincorporated association, a joint venture or any other entity of any type whatsoever, or any government or any agency or political subdivision thereof.

         "PLAN" means (a) with respect to Borrower, any plan described in
Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, under which Borrower or any Commonly Controlled Entity has contributed, and (b) with respect to any other Person, any employee benefit plan or other plan established or maintained by such Person for the benefit of such Person's employees and to which Title IV of ERISA applies.

         "PLAN ADMINISTRATOR" has the meaning assigned to the term "administrator" in Section 3(16)(a) of ERISA.

         "PLAN SPONSOR" has the meaning assigned to the term "plan sponsor" in
Section 3(16)(B) of ERISA.

         "PLEDGE AGREEMENT" means the Pledge Agreement, given by Borrower in favor of the Administrative Agent substantially in the form of Exhibit E hereto, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

         "PRICING LEVERAGE RATIO" means the ratio of Funded Indebtedness to EBITDA; PROVIDED, HOWEVER, that there shall be excluded from the calculation of Funded Indebtedness: (a) the Convertible Subordinated Notes; and (b) up to $1,000,000 of existing TeleCine Cell Letters of Credit issued to back seller notes issued by a subsidiary of Borrower in connection with its acquisition of TeleCine Cell.

         "PRINCIPAL STOCKHOLDERS" means Marshall Naify, Robert Naify and Salah Hassanein.

         "PROHIBITED TRANSACTION" has the respective meanings assigned to that term in Section 4975 of the Code and in Section 406 of ERISA.

         "PROPERTY" means all types of real, personal, tangible, intangible or mixed property.

         "PRO RATA SHARE" means, with respect to each Bank, the percentage of the combined Commitments set forth opposite the name of that Bank under "Pro Rata Share" on SCHEDULE 2.01, as such percentage may be reduced, adjusted or increased pursuant to the terms of this Agreement.

         "QUARTERLY PAYMENT DATE" means each August 31, November 30, February 28 and May 31.

         "REDUCTION AMOUNT" means, with respect to any Reduction Date, the amount necessary to reduce the then applicable combined Commitments to the level set forth below opposite that Reduction Date, expressed as a percentage of the combined Commitments in effect on the initial Reduction Date:


                                      -15

                                                                 MAXIMUM PERCENT OF COMBINED
                                                                    COMMITMENTS REMAINING
                                                                 (AS A PERCENTAGE OF INITIAL
                           REDUCTION DATE1                          COMBINED COMMITMENTS)
                           ---------------------------------- ----------------------------------
                             May 31, 2002                                   93.75%
                             August 31, 2002                                87.50%
                             November 30, 2002                              81.25%

                             February 28, 2003                              75.00%
                             May 31, 2003                                   68.75%
                             August 31, 2003                                62.50%
                             November 30, 2003                              56.25%

                             February 28, 2004                              50.00%
                             May 31, 2004                                       0%

         "REDUCTION DATE" means each of the dates set forth under "Reduction Date" in the definition of "Reduction Amount;" PROVIDED, HOWEVER, that if the Maturity Date has been extended pursuant to SECTION 2.12, each Reduction date shall be concurrently extended for the same period of time.

         "REPORTABLE EVENT" means a "reportable event" described in Section 4043(b) of ERISA as to which the 30 day notice period has not been waived.

         "REQUEST FOR EXTENSION OF CREDIT" means a written request substantially in the form of Exhibit A duly completed and signed by a Responsible Officer, or a telephonic request followed by such a written request, in each case delivered to the Administrative Agent by Requisite Notice.

         "REQUISITE BANKS" means (a) as of any date of determination if the Commitments are then in effect, Banks having in the aggregate 51% or more of the combined Pro Rata Shares then in effect and (b) as of any date of determination if the Commitments have then been terminated and there are Loans or Letters of Credit outstanding, Banks holding Loans and Letter of Credit Usage aggregating 51% or more of the aggregate outstanding principal amount of the Loans and Letter of Credit Usage.

         "REQUISITE NOTICE" means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) except with respect to Letter of Credit actions (which must be in writing), irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered to such recipient at the address or telephone number specified on SCHEDULE 10.06 or as otherwise designated by such Person by Requisite Notice to the Administrative Agent and (ii) if made by Borrower, given or made by a Responsible Officer. Any written notice shall be in the form, if any, prescribed in the applicable

--------------

1 See definition of "Reduction Date" for possible extension of Reduction
  Dates.

section hereof or thereof and may be delivered as provided in SECTION 9.02. Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by the Administrative Agent, by a manually-signed hardcopy thereof.

         "REQUISITE TIME" means, with respect to any of the actions listed below, the time set forth opposite such action (all times are California time):

                      ACTION                              TIME                   DATE OF ACTION
---------------------------------------------------- --------------- ---------------------------------------
Delivery of Request for Extension of
Credit for, or notice for:

-        Borrowing of, prepayment of, or                                 Same date as such Borrowing,
         Conversion into, Base Rate Loans:               8:00 a.m.       prepayment or Conversion

-        Borrowing of, prepayment of, Continuation
         of, or Conversion into, Dollar-denominated                      3 Business Days prior to such
         Offshore Rate Loans                             10:00 a.m.      Borrowing, prepayment or Conversion

-        Borrowing of, prepayment of, Continuation
         of, or Conversion into, Offshore Currency                       5 Business Days prior to such
         Loans                                           10:00 a.m.      Borrowing, prepayment or Conversion

-        Letter of Credit action                         11:00 a.m.      5 Business Days prior to such action

-        Voluntary reduction in or termination of                        2 Business Days prior to such
         Commitments                                     10:00 a.m.      reduction or termination

Payments by Lenders or Borrower to Administrative
Agent                                                    11:00 a.m.      On date payment is due


         "RESPONSIBLE OFFICER" means the President, Chief Financial Officer, Controller or Vice President of Administration of Borrower.

         "SIGNIFICANT SUBSIDIARY" means any Subsidiary of Borrower (a) having at any time now or hereafter a net book value in accordance with Generally Accepted Accounting Principles or, if greater, fair market value (as reasonably determined by Borrower) exceeding 5% of the consolidated assets of Borrower and its Subsidiaries or (b) that Borrower wishes to include in calculating the covenants in SECTIONS 7.11 and 7.12; PROVIDED, HOWEVER, that Subsidiaries whose sole assets consist of holding Borrower's ownership interests in joint ventures shall not be considered Significant Subsidiaries.

         "SPOT RATE" for a currency means the rate quoted by Bank of America as the spot rate for the purchase by Bank of America of such currency with another currency through its FX Trading Office at approximately 8:00 a.m. (San Francisco time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

         "SUBSIDIARY" means any Person (whether now existing or hereafter organized or acquired) of which Borrower owns, directly or indirectly, more than fifty (50%) of the securities or other equity interests or which Borrower otherwise controls (collectively "Subsidiaries").

         "SYNTHETIC LEASE" means, with respect to any Person, (a) a so-called synthetic lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, may be characterized as the Indebtedness of such Person (without regard to accounting treatment).

         "TELECINE CELL LETTERS OF CREDIT" means one or more Letters of Credit not exceeding $18,500,000 in aggregate face amount issued substantially concurrently with the closing of the acquisition of TeleCine Cell Group plc by Todd-AO Europe Holding Company Limited to support, directly or indirectly, payments under the TeleCine Cell Loan Notes.

         "TELECINE CELL LOAN NOTES" means one or more promissory notes not exceeding $18,500,000 in aggregate principal amount issued by Todd-AO Europe Holding Company Limited, a wholly-owned Subsidiary of Borrower, to one or more shareholders of TeleCine Cell Group plc in connection with Todd-AO Europe Holding Company Limited's acquisition of TeleCine Cell Group plc, which notes shall be substantially in the form previously furnished to the Banks and the Administrative Agent.

         "TYPE" of Loan means (a) a Base Rate Loan, (b) an Offshore Rate Loan with an Interest Period of one, two, three, six or nine months thereafter, in each case as selected by Borrower in the Request for Extension of Credit relating thereto.

         1.02 CURRENCY EQUIVALENTS GENERALLY. For all purposes of this Agreement (but not for purposes of the preparation of any financial statements delivered pursuant hereto), the equivalent in any Offshore Currency or other currency of an amount in Dollars, and the equivalent in Dollars of an amount in any Offshore Currency or other currency, shall be determined at the Spot Rate from time to time as of any date for which the Administrative Agent determines the Dollar Equivalent of Offshore Currency Loans, including, without limitation (a) any date on which a Borrowing of an Offshore Currency Loan is requested and made, (b) on the date a Letter of Credit in an Offshore Currency is requested and Issued, (c) the last Business Day of each month, and (d) any other date selected by the Administrative Agent from time to time in its sole discretion.

         1.03 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with Generally Accepted Accounting Principles. When used herein, the term "financial statements" shall include the notes and schedules thereto, but need not include such notes or schedules when used in reference to such statements of any Person as of any date other than the end of a fiscal year of such Person.

         1.04 ROUNDING. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

         1.05 EXHIBITS AND SCHEDULES. All Exhibits and Schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

         1.06 MISCELLANEOUS TERMS. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. The term "including" is by way of example and not limitation.

                                   SECTION 2.
                 COMMITMENTS; INTEREST, FEES, PAYMENT PROCEDURES

         2.01 THE COMMITMENTS.

         (a) Subject to the terms and conditions set forth in this Agreement, each Bank severally agrees, to make, Convert and Continue Loans on a revolving basis from time to time from the date hereof until the Maturity Date as Borrower may request; PROVIDED, HOWEVER, that (i) the aggregate unpaid principal amount of each Bank's Loans and Letter of Credit Usage at any one time outstanding shall not exceed such Bank's Commitment, (ii) the aggregate unpaid principal amount of all Loans and Letter of Credit Usage at any one time outstanding shall not exceed the combined Commitments, and (iii) the aggregate unpaid principal amount of all Offshore Currency Loans and Letter of Credit Usage denominated in Offshore Currencies at any one time outstanding shall not exceed the combined Offshore Currency Commitments. Subject to the foregoing and other terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Loans as set forth herein without premium or penalty. Offshore Currency Loans may be requested only as Offshore Rate Loans.

         (b) Loans made by each Bank shall be evidenced by one or more loan accounts or records maintained by such Bank in the ordinary course of business. Upon the request of any Bank made through the Administrative Agent, such Bank's Loans may be evidenced by one or more Notes, instead of or in addition to loan accounts. (Each such Bank may endorse on the schedules, if any, annexed to its Note(s) the date, amount and maturity of its Loans and payments with respect thereto.)

         Such loan accounts, records or Notes shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

         2.02  BORROWINGS, CONVERSIONS AND CONTINUATIONS OF LOANS.

         (a) Borrower may irrevocably request a Borrowing, Conversion or Continuation of Loans in a Minimum Amount therefor by delivering a duly completed Request for Extension of Credit therefor by Requisite Notice to the Administrative Agent not later than the Requisite Time therefor. All Borrowings, Conversions or Continuations shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence. Loans may only be Converted into or Continued as Loans denominated in the same currency as originally borrowed.

         (b) Promptly following receipt of a Request for Extension of Credit, the Administrative Agent shall notify each Bank of its Pro Rata Share thereof by Requisite Notice. If any Bank is unable, in its sole discretion and for any reason, to fund an Offshore Currency Loan in a requested Offshore Currency, such Request for Extension of Credit shall be deemed withdrawn. In the case of a Borrowing, Borrower may thereupon request Loans in another currency. In the case of a Conversion or Continuation, the affected Loans shall become due and payable at the end of the Interest Period therefor. In the case of a Borrowing of Loans, each Bank shall make the funds for its Loan in the currency of such Loans available to the Administrative Agent at the Administrative Agent's Office not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit. Upon satisfaction or waiver of the applicable conditions set forth in Section 4, all funds so received shall be made available to Borrower in like funds received.

         (c) The Administrative Agent shall promptly notify Borrower and the Banks of the Offshore Rate applicable to any Offshore Rate Loan upon determination of same.

         (d) Unless the Administrative Agent and the Requisite Banks otherwise consent, Loans with no more than six different Interest Rate Periods shall be outstanding at any one time.

         (e) No Loans other than Base Rate Loans may be requested or continued during the existence of a Default or Event of Default. During the existence of a Default or Event of Default, the Requisite Banks may determine that any or all of the then outstanding Loans other than Base Rate Loans shall be Converted to Base Rate Loans. Such Conversion shall be effective upon notice to Borrower from the Administrative Agent and shall continue so long as such Default or Event of Default continues to exist.

         (f) If a Loan is to be made on the same date that another Loan in the same currency is due and payable, Borrower or the Banks, as the case may be, shall make available to the Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

         (g) The failure of any Bank to make any Loan on any date shall not relieve any other Bank of any obligation to make a Loan on such date, but no Bank shall be responsible for the failure of any other Bank to so make its Loan.

         (h) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without prejudice to (i) the liabilities for indebtedness of Borrower to the Banks under or pursuant to this Agreement or (ii) the Banks' Commitments, any reference in this Agreement to a minimum amount (or an integral multiple thereof) in a national currency of a Subsequent Participant to be paid to or by the Administrative Agent shall immediately, upon it becoming a Subsequent Participant, be replaced by a reference to such reasonably comparable and convenient amount (or an integral multiple thereof) in the euro unit as the Administrative Agent may specify.

         (i) The Administrative Agent may from time to time further modify the terms of, and practices contemplated by, this Agreement with respect to the euro to the extent the Administrative Agent determines, in its reasonable discretion, that such modifications are necessary or convenient to reflect new laws, regulations, customs or practices developed in connection with the euro. The Administrative Agent may effect such modifications, and this Agreement shall be deemed so amended, without the consent of Borrower or the Banks to the extent such modifications are not materially disadvantageous to Borrower and the Banks, upon notice thereto.

         2.03     LETTERS OF CREDIT.

         (a) Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Maturity Date, the Issuing Bank shall issue, supplement, modify, amend, renew, or extend such Letters of Credit denominated in Dollars or Offshore Currencies under the Commitments as Borrower may request; PROVIDED, HOWEVER, that (i) the aggregate outstanding Letter of Credit Usage shall not exceed $20,000,000 at any time; PROVIDED, HOWEVER, that Letter of Credit Usage not relating to the TeleCine Cell Letters of Credit shall not exceed $2,500,000 in the aggregate; PROVIDED, FURTHER, that such limit shall be permanently reduced from time to time to an amount equal to the aggregate remaining outstanding balance of the TeleCine Cell Loan Notes but not less than an amount equal to $2,500,000, (ii) the aggregate unpaid principal amount of all Loans and Letter of Credit Usage at any one time outstanding shall not exceed the combined Commitments, and (iii) the aggregate unpaid principal amount of all Offshore Currency Loans and Letter of Credit Usage denominated in Offshore Currencies at any one time outstanding shall not exceed the combined Offshore Currency Commitments. Each Letter of Credit shall be in a form acceptable to the Issuing Bank. Unless all the Banks otherwise consent in a writing delivered to the Administrative Agent, the term of any Letter of Credit shall not exceed the Maturity Date.

         (b) Borrower may irrevocably request the issuance, supplement, modification, amendment, renewal, or extension of a Letter of Credit by delivering a duly completed Letter of Credit Application therefor to the Issuing Bank, with a copy to the Administrative Agent, by Requisite Notice not later than the Requisite Time therefor. The Administrative Agent shall promptly notify the Issuing Bank whether such Letter of Credit Application, and the action requested pursuant thereto, conforms to the requirements of this Agreement. Upon the issuance, supplement, modification, amendment, renewal, or extension of a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify the Banks, of such action and the amount and terms thereof. Letters of Credit may have automatic extension or renewal provisions ("EVERGREEN" Letters of Credit) so long as the Issuing Bank has the right to terminate such evergreen Letters of Credit no less frequently than annually within a notice period to be agreed upon at the time each such Letter of Credit is issued. This Agreement shall control in the event of any conflict with any Letter of Credit Application.

         (c) Upon the issuance of a Letter of Credit, each Bank shall be deemed to have purchased a pro rata participation in such Letter of Credit, as from time to time supplemented, amended, renewed, or extended, from the Issuing Bank in an amount equal to that Bank's Pro Rata Share. Without limiting the scope and nature of each Bank's participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed by Borrower for any payment required to be made by the Issuing Bank under any Letter of Credit, each Bank shall, pro rata according to its Pro Rata Share, reimburse the Issuing Bank through the Administrative Agent promptly upon demand for the amount of such payment. The obligation of each Bank to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit together with interest as hereinafter provided.

         (d) Borrower agrees to pay to the Issuing Bank through the Administrative Agent an amount equal to any payment made by the Issuing Bank with respect to each Letter of Credit within one Business Day after demand made by the Issuing Bank therefor, together with interest on such amount from the date of any payment made by the Issuing Bank at the Default Rate. The principal amount of any such payment shall be used to reimburse the Issuing Bank for the payment made by it under the Letter of Credit. Each Bank that has reimbursed the Issuing Bank for its Pro Rata Share of any payment made by the Issuing Bank under a Letter of Credit shall thereupon acquire a pro rata participation, to the extent of such reimbursement, in the claim of the Issuing Bank against Borrower under this Section and shall share, in accordance with that pro-rata participation, in any payment made by Borrower with respect to such claim.

         (e) If Borrower fails to make the payment required by subsection (d) above within the time period therein set forth, in lieu of the reimbursement to the Issuing Bank under such subsection, the Issuing Bank may (but is not required to), without notice to or the consent of Borrower, instruct the Administrative Agent to cause Loans to be made by the Banks in an aggregate amount equal to the amount paid by the Issuing Bank with respect to that Letter of Credit and, for this purpose, the conditions precedent set forth in
Section 4 shall not apply. The proceeds of such Loans shall be paid to the Issuing Bank to reimburse it for the payment made by it under the Letter of Credit. Such Loans shall be payable upon demand and shall bear interest at the Default Rate.

         (f) Once an evergreen Letter of Credit is issued, Borrower shall not be required to annually request that the Issuing Bank permit the renewal thereof. Borrower, the Agent and the Banks authorize (but may not require) the Issuing Bank to, in its sole discretion, permit the renewal such evergreen Letter of Credit if such Letter of Credit could be issued in the first instance at such time.

         (g) The obligations of Borrower under this Agreement with respect to any Letter of Credit shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement and of any application for Letter of Credit, including without limitation, the following circumstances:

                  (i) any lack of validity or enforceability of the Letter of Credit, this Agreement, any application for Letter of Credit or any other agreement or instrument relating to any of the foregoing;

                  (ii) the existence of any claim, setoff, defense or other rights that Borrower may have at any time against any beneficiary or transferee of the Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement or any unrelated transaction;

                  (iii) any breach of contract or other dispute between Borrower and any beneficiary or transferee of the Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person;

                  (iv) any demand, statement, tested telex or any other document presented under a Letter of Credit which on its face appears to conform with the terms and conditions of the Letter of Credit but proves to have been invalid or insufficient for its intended business purpose or to have been forged or fraudulent in any respect or to contain any statement therein which is untrue or inaccurate in any respect whatsoever; or

                  (v) any delay, extension of time, renewal, waiver, compromise or other indulgence or modification granted or agreed to by the Issuing Bank, with or without notice to or approval by Borrower, in respect to any Letter of Credit.

         (h) Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:

                  (i) the use that may be made of the Letters of Credit or for any acts or omissions of the beneficiary or any transferee of the Letters of Credit in connection therewith;

                  (ii) the validity, sufficiency for their intended business purpose or genuineness of documents, or of any endorsements thereon which on their face appear to conform to the terms and conditions of the Letter of Credit, even if such documents should prove to be in any or all respects invalid, insufficient for their intended business purpose, fraudulent or forged; or

                  (iii) acceptance of documents that appear on their face to conform to the terms and conditions of the Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary.

         (j) The Issuing Bank shall be entitled to the same protections accorded to the Administrative Agent pursuant to SECTION 9.07.

         (k) Unless otherwise expressly agreed by the Issuing Bank and Borrower when a Letter of Credit is issued and subject to applicable laws, performance under Letters of Credit by the Issuing Bank, its correspondents, and beneficiaries will be governed by (i) with respect to standby Letters of Credit, the rules of the "International Standby Practices 1998" (ISP98) or such later revision as may be published by the International Chamber of Commerce (the "ICC"), and (ii) with respect to commercial Letters of Credit, the rules of the Uniform Customs and Practice for Documentary Credits, as published in its most recent version by the ICC on the date any commercial Letter of Credit is issued, and including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro).

         (l) Concurrently with the issuance of each Letter of Credit, Borrower shall pay a letter of credit issuance fee to the Issuing Bank, for the sole account of the Issuing Bank, in an amount set forth in a letter agreement between Borrower and the Issuing Bank. Borrower shall also concurrently pay to the Administrative Agent, for the ratable account of the Banks in accordance with their Pro Rata Share, a standby letter of credit fee in an amount equal to the Applicable Amount times the face amount of such Letter of Credit through the termination or expiration of such Letter of Credit. The letter of credit issuance fee and the standby letter of credit fee are nonrefundable.

         (m) On or before the Maturity Date, Borrower shall, if any Letter of Credit remains outstanding and partially or wholly undrawn, immediately deliver to the Issuing Bank an irrevocable letter of credit from an issuer acceptable to the Issuing Bank in its sole discretion, in form and substance satisfactory to the Issuing Bank, in a stated amount not less than the Letter of Credit Usage. The Issuing Bank shall hold such letter of credit as collateral for Borrower's obligations to reimburse the Issuing Bank for any drawings under such Letter of Credit. The Issuing Bank shall return such letter of credit to Borrower upon all of such Letter(s) of Credit having expired, becoming void or otherwise become unavailable for further drawing, or the face amount thereof being reduced, or after the Maturity Date, to the extent any cash collateral has not been applied to such drawings, and the Issuing Bank having no further obligation thereunder, as the case may be. The commissions payable with respect to Letters of Credit will continue to accrue during any period that collateral is being held.

         2.04     PREPAYMENTS.

         (a) Upon Requisite Notice to the Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Loans in the Minimum Amount therefor. The Administrative Agent will promptly notify each Bank thereof and of such Bank's Pro Rata Share of such prepayment.

         (b) If, at any time (i) Letter of Credit Usage plus the outstanding aggregate principal amount of Loans made exceeds the combined Commitments, or
(ii) the outstanding aggregate principal amount of Offshore Currency Loans plus Letter of Credit Usage denominated in Offshore Currencies exceed the combined Offshore Currency Commitments, in each case whether by reason of the termination or any reduction of the Commitments, because of a recalculation of the Dollar Equivalent of outstanding Offshore Currency Loans pursuant to
SECTION 1.03 or otherwise, Borrower shall immediately prepay the Loans and/or deposit cash to be held by the Administrative Agent Bank in an interest-bearing cash collateral account as collateral for Letter of Credit Usage hereunder in an aggregate amount equal to such excess.

         (c) Any prepayment of a Loan other than a Base Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in SECTION 3.06.

         2.05 VOLUNTARY REDUCTION OR TERMINATION OF COMMITMENTS. Upon Requisite Notice to the Administrative Agent not later than the Requisite Time therefor, Borrower shall have the right, at any time and from time to time, without penalty or charge, upon giving Requisite Notice not later than the Requisite Time therefor, to reduce, permanently and irrevocably, reduce the Commitments in the Minimum Amount therefor, or terminate, the then unused portion of the

Commitments, provided that any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Commitments being reduced or terminated. The Administrative Agent shall promptly notify the Banks of any request for reduction or termination of the Commitments under this Section. Each Bank's Commitment shall be reduced by an amount equal to such Bank's Pro Rata Share times the amount of such reduction. Any voluntary reduction in the combined Commitments shall become effective on the date requested by Borrower and shall be applied against future Reduction Amounts as selected by Borrower at time of such reduction.

         2.06     MANDATORY REDUCTIONS IN COMMITMENTS.

         (a) The combined Commitments shall automatically and ratably be reduced on each Reduction Date by the applicable Reduction Amount.

         (b) All accrued commitment fees to, but not including the effective date of each reduction shall be paid on the effective date thereof such reduction.

         2.07     PRINCIPAL AND INTEREST.

         (a) If not sooner paid, Borrower shall pay, and promises to pay, the outstanding principal amount of each Loan on the Maturity Date in the currency of the Loan.

         (b) Subject to the subsection (c), Borrower shall pay interest on the unpaid principal amount of the Loans in the currency of such Loans (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Interest Payment Date for each type of Loan at a rate per annum equal to the applicable interest rate determined in accordance with the definition thereof, plus, if applicable, any Applicable Amount.

         (c) If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), it shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded monthly, on the last day of each calendar month, to the fullest extent permitted by applicable laws and payable upon demand.

         2.08     FEES.

         (a) COMMITMENT FEE. Borrower shall pay to the Administrative Agent, for the ratable accounts of the Banks pro rata according to their Pro Rata Share, a commitment fee equal to the Applicable Amount times the actual daily amount by which the combined Commitments exceed the sum of the aggregate unpaid principal Dollar Equivalent amount of each Bank's Loans and Letter of Credit Usage. The commitment fee shall accrue from the Closing Date until the Maturity Date and shall be payable quarterly in arrears on each Quarterly Payment Date and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears; if there is any change in the Applicable Amount during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Amount separately for each period that such Applicable Amount was in effect during such quarter.

         (b) AGENCY FEES. Borrower shall pay to the Administrative Agent an agency fee in such amounts and at such times as heretofore agreed upon by letter agreement between Borrower and the Administrative Agent. The agency fee is for the services to be performed by the Administrative Agent in acting as Administrative Agent and is fully earned on the date paid. The agency fee paid to the Administrative Agent is solely for its own account and is nonrefundable.

         (c) AMENDMENT FEE. Borrower shall pay to the Administrative Agent on the Closing Date for the account of each Bank party to the Existing Credit Agreement an amendment fee equal to 15 basis points of each Bank's Commitment to the extent such Commitment is less than or equal to that under the Existing Credit Agreement and 25 basis points of each Bank's Commitment to the extent such Commitment is greater than that under the Existing Credit Agreement.

         (d) ARRANGEMENT FEE. Borrower shall pay to the Administrative Agent on the Closing Date for the account of the Arranger an arrangement fee as heretofore agreed upon by letter agreement between Borrower and the Arranger.

         2.09 COMPUTATION OF INTEREST AND FEES. Computation of interest on Offshore Rate Loans shall be calculated on the basis of a year of 360 days and the actual number of days elapsed, which results in a higher yield to the Banks than a method based on a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of interest on all other types of Loans and all fees under this Agreement shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made; interest shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable laws shall not accrue or be payable hereunder, and any amount paid as interest hereunder which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

         2.10 MANNER AND TREATMENT OF PAYMENTS AMONG THE BANKS, BORROWER AND THE ADMINISTRATIVE AGENT.

         (a) Unless otherwise provided herein, all payments by Borrower or any Bank hereunder shall be made to the Administrative Agent at the Administrative Agent's Office not later than the Requisite Time for such type of payment. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America provided, that payments with respect to Offshore Currency Loans shall be made in the applicable Offshore Currency.

         (b) Upon satisfaction of any applicable terms and conditions set forth herein, the Administrative Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds received as follows: (i) if payable to Borrower, by crediting the

Designated Deposit Account, and (ii) if payable to any Bank, by wire transfer to such Bank at the address specified in SCHEDULE 10.06. The Administrative Agent's determination, or any Bank's determination not contradictory thereto, of any amount payable hereunder shall be conclusive in the absence of manifest error.

         (c) Subject to the definition of "Interest Period," if any payment to be made by Borrower or any Guarantor shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day and the extension of time shall be reflected in computing interest and fees.

         (d) Unless Borrower or any Bank has notified the Administrative Agent prior to the date any payment to be made by it is due, that it does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower or the Bank, as the case may be, has timely remitted such payment and may, in its discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment was not in fact remitted to the Administrative Agent, then:

                  (i) if Borrower failed to make such payment, each Bank shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Bank, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Bank to the date such amount is repaid to the Administrative Agent at the Overnight Rate; and

                  (ii) if any Bank failed to make such payment, such Bank shall on the Business Day following such Borrowing Date make pay to the Administrative Agent the amount of such assumed payment made available to Borrower, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to Borrower to the date such amount is paid to the Administrative Agent at the Overnight Rate. Nothing herein shall be deemed to relieve any Bank from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or Borrower may have against any Bank as a result of any default by such Bank hereunder.

         (e) The Administrative Agent shall not be liable to any party to this Agreement in any way whatsoever for any delay, or the consequences of any delay, in the crediting to any account of any amount denominated in the euro.

         2.11 FUNDING SOURCES. Nothing in this Agreement shall be deemed to obligate any Bank to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Bank that it has obtained or will obtain the funds for any Loan in any particular place or manner.

         2.12 EXTENSION OF MATURITY DATE AND REDUCTION DATES. At the request of Borrower and with the written consent of all of the Banks (which may be given or withheld in the sole and absolute discretion of each Bank) the Maturity Date and each Reduction Date may be extended for one-year periods pursuant to this Section, provided no Default or Event of Default has occurred and is continuing at the time of such request or at the time of such extension. Not earlier than 45 days prior to the each anniversary of the Closing Date occurring prior to the initial Reduction Date, nor later than any such anniversary date, Borrower may request by Requisite Notice made to the Administrative Agent (who shall promptly notify the Banks) a one year extension of the Maturity Date and corresponding one year extension of each Reduction Date. Such request shall include a certificate signed by a Responsible Officer stating that (a) the representations and warranties contained in SECTION 5 (except with respect to any representation or warranty which specifically refers to an earlier date) are true and correct on and as of the date of such certificate and (b) no Default or Event of Default has occurred and is continuing. Each Bank shall, within 15 Business days of the Administrative Agent delivering such notice to such Bank, notify in writing the Administrative Agent whether it consents to or declines such request. If a Bank fails to respond, it shall be deemed to have declined such request.
The Administrative Agent shall, after receiving the notifications from all of the Banks or the expiration of such period, whichever is earlier, notify Borrower and the Banks of the results thereof. If all of the Banks have consented, and no Default or Event of Default has occurred and is continuing, then the Maturity Date and each Reduction Date shall be extended for one year.

         If the Requisite Banks consent to the request for extension, but one or more Banks declines or is deemed to have declined such request for such extension, and the conditions for such an extension could have been satisfied but for such Bank(s) declining, Borrower may cause such Bank(s) to be removed as a Bank(s) under this Agreement or the Commitments of such Banks to be terminated pursuant to SECTION 10.23, whereupon the Maturity Date and each Reduction Date shall be extended for one year upon satisfaction of the conditions set forth above.

         2.13     INCREASE IN COMMITMENTS.

         (a) At any time until December 31, 2000, Borrower may make a one-time request to increase the combined Commitments up to an aggregate $100,000,000 in minimum increments of $10,000,000, upon Requisite Notice to the Administrative Agent, accompanied by such documents evidencing corporate approval thereof as the Administrative Agent may reasonably request. The Administrative Agent shall promptly notify each Bank of such request. Each Bank shall have 30 days to respond whether, in its sole discretion, (i) it agrees to increase its Commitment by an amount equal to its Pro Rata Share of such requested increase, (ii) it agrees to increase its Commitment by an amount less than its Pro Rata Share of such requested increase or (iii) it does not agree to increase its Commitment. Any Bank that has not responded within the above time period shall be deemed not to have elected not to increase its Commitment.

         (b) To the extent that any Bank declines, or is deemed to have declined, to participate in any such increase to the full extent of its Pro Rata Share (a "DECLINING BANK"), Borrower may request, through the Administrative Agent, that one or more other Banks, in their sole discretion, further increase their Commitment(s) by the amount of the increase declined by the Declining Bank(s). Borrower shall execute and deliver amended Notes, as necessary, and the Administrative Agent shall distribute an amended
SCHEDULE 2.01 (which shall thereafter be incorporated into this Agreement), to reflect any increase in the Commitments and each Bank's Pro Rata Share thereof.

         (c) In order to make all Bank's interests in any outstanding Loans ratable in accordance with any revised Pro Rata Shares after giving effect to any increase in the Commitments, Borrower shall pay or prepay, if necessary, on the effective date of any such increase, all outstanding Loans and pay, to the extent applicable, any amounts due under SECTION 3.06. Borrower may then reborrow, if it desires to do so, such Loans from the Banks in accordance with their revised Pro Rata Shares. The Bank's Pro Rata Shares of Letter of Credit Usage shall also be deemed adjusted, on the effective of any such increase, so that each Bank's pro rata share thereof is equal to its revised Pro Rata Share.

         2.14 COLLATERAL AND GUARANTIES. All Obligations shall be secured by the Collateral and guarantied by the Guaranty.

                                  SECTION 3.
                     TAXES, YIELD PROTECTION AND ILLEGALITY

         3.01 TAXES. Each payment of any amount payable by Borrower or any Guarantor under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of, any Applicable Taxes. To the extent that Borrower or any Guarantor is obligated by applicable laws to make any deduction or withholding on account of Applicable Taxes from any amount payable to any Bank or the Issuing Bank under this Agreement, Borrower or such Guarantor promptly notify the Administrative Agent of such fact and shall (a) make such deduction or withholding and pay the same to the relevant Governmental Authority and (b) pay such additional amount directly to that Bank or the Issuing Bank as is necessary to result in that Bank's receiving a net after-Applicable Tax amount equal to the amount to which that Bank would have been entitled under this Agreement absent such deduction or withholding.

         3.02 INCREASED COSTS. If any Bank or the Issuing Bank determines that any laws have the effect of increasing its cost of agreeing to make or making, funding or participating in, funding or maintaining any Loans or Letters of Credit, then Borrower shall, upon demand by such Bank or the Issuing Bank (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Bank or the Issuing Bank additional amounts sufficient to compensate such Bank for the amount of such increased cost reasonably allocable to Borrower's obligations under this Agreement. If Borrower so notifies the Administrative Agent within five Business Days after any Bank or the Issuing Bank notifies Borrower of any demand for compensation, Borrower may Convert any relevant outstanding Dollar-denominated Loans of such Bank into Base Rate Loans.

         3.03 CAPITAL ADEQUACY. If any Bank or the Issuing Bank determines that any law regarding capital adequacy, or compliance by such Bank or the Issuing Bank (or its Lending Office) or any corporation controlling the Bank or the Issuing Bank, with any request, guideline or directive regarding capital adequacy (whether or not having the force of law) of any Governmental Authority not imposed as a result of such Bank's, the Issuing Bank's or such corporation's failure to comply with any other laws, affects or would affect the amount of capital required or expected to be maintained by such Bank, the Issuing Bank, or any corporation controlling such Bank or the Issuing Bank and (taking into consideration such Bank's, the Issuing Bank's or such corporation's policies with respect to capital adequacy and such Bank's or the Issuing Bank's desired return on capital) determines in good faith that the amount of such capital is increased, or the rate of return on capital is reduced, as a consequence of its obligations under this Agreement, then upon demand of such Bank or the Issuing Bank (with a copy to the Administrative Agent), Borrower shall pay to such Bank or the Issuing Bank, from time to time as specified in good faith by such Bank or the Issuing Bank, additional amounts sufficient to compensate such Bank or the Issuing Bank in light of such circumstances, to the extent reasonably allocable to such obligations under this Agreement.

         3.04 ILLEGALITY. If any Bank determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make, maintain or fund Offshore Rate Loans, or materially restricts the authority of such Bank to purchase or sell, or to take deposits of, Dollars or the applicable Offshore Currency in the applicable offshore interbank market, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by the Bank to Borrower through the Administrative Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Bank (with a copy to the Administrative Agent), prepay or Convert all Dollar-denominated Offshore Rate Loans of that Bank, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. Each Bank agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Bank, otherwise be materially disadvantageous to such Bank.

         3.05 INABILITY TO DETERMINE RATES. If, in connection with an Request for Extension of Credit, the Administrative Agent determines that (a) deposits in Dollars or the applicable Offshore Currency are not being offered to Banks in the applicable offshore interbank market for the applicable amount and Interest Period of the requested Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate (other than the Base Rate) for the Loans requested therein, or (c) such underlying interest rates do not adequately and fairly reflect the cost to the Banks of funding such Loan, the Administrative Agent will promptly so notify Borrower and each Bank. Thereafter, the obligation of the Banks to make or maintain Loans based upon such affected interest rate shall be suspended until the Administrative Agent revokes such notice. Upon receipt of such notice, Borrower may revoke any pending Request for Extension of Credit for such type of Loan or, failing that, be deemed to have converted any such Request for Extension of Credit Dollar-denominated Loans into a request for Base Rate Loans in the amount specified in therein.

         3.06 BREAKFUNDING COSTS. Upon Continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day in the applicable Interest Period (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise and including any such action required under this Section 3), or upon the failure of Borrower (for a reason other than the failure of a Bank to make an Loan) to borrow, Continue or Convert any Loan other than a Base Rate Loan on the date or in the amount specified in any Request for Extension of Credit, then Borrower shall, upon demand made by any Bank (with a copy to the Administrative Agent), reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence thereof, including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

         3.07     MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION

         (a) The Administrative Agent and any Bank, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Administrative Agent or that Bank, under this Section 3 has been determined, concurrently with demand for such payment. The Administrative Agent's or any Bank's determination of any amount payable under this Section 3 shall be conclusive in the absence of manifest error.

         (b) For purposes of calculating amounts payable under this Section 3 any Loans shall be deemed to have been funded at the applicable interest rate set forth in the definition thereof whether or not such Loan was, in fact, so funded.

         (c) All of Borrower's obligations under this Section 3 shall survive termination of the Commitments and payment in full of all Obligations.

                                   SECTION 4.

                                   CONDITIONS

         4.01 INITIAL EXTENSION OF CREDIT. The obligation of each Bank to make the initial Loan to be made by it, or the obligation of the Issuing Bank to issue the initial Letter of Credit (as applicable), is subject to delivery to the Administrative Agent of the following, in form and substance satisfactory to the Administrative Agent (unless all of the Banks, in their sole and absolute discretion, shall agree otherwise):

         (a) This Agreement duly executed by Borrower, the Banks and the Administrative Agent.

         (b) The Guaranty duly executed by each Guarantor.

         (c) The Pledge Agreement duly executed by Borrower and the Administrative Agent, together with all stock certificates representing any Pledged Securities (as defined in the Pledge Agreement) not already in the possession of the Administrative Agent, and signed and undated stock powers for each such certificate; PROVIDED, HOWEVER, that with respect to Sound One Corporation, Borrower shall deliver stock certificates and stock powers representing not less than 80% of the capital stock of Sound One Corporation within 30 days of the Closing Date and stock certificates and stock powers representing the remainder of the capital stock of Sound One Corporation within 60 days of the Closing Date.

         (d) The signed certificate of the President, a Senior Vice President, or a Vice President and the Secretary or an Assistant Secretary of Borrower and each Guarantor, dated as of the Closing Date, certifying as to
(i) a true and correct copy of resolutions adopted by the Board of Directors of Borrower and such Guarantor authorizing the execution, delivery and performance by Borrower and such Guarantor of this Agreement and all other Loan Documents to which it is a party and (ii) the incumbency and specimen signatures of officers of Borrower and each Guarantor executing and delivering a Loan Document.

         (e) Notes executed by Borrower in favor of each Bank requesting a Note, each in a principal amount equal to that Bank's Pro Rata Share.

         (f) Written opinions, dated the Closing Date, of Judi Sanzo, General Counsel of Borrower and each Guarantor.

         (g) To the extent not previously delivered to Bank of America or to the extent there has been any change therein since being so delivered, (i) a true and correct copy of the by-laws of Borrower and such Guarantor as in effect on such date and (ii) a photocopy of the Certificate of Incorporation of Borrower and each Guarantor and each amendment, if any, thereto, certified by the Secretary of Borrower or such Guarantor as being the complete copy of such document as in effect on the date hereof.

         (h) A certificate signed by a Responsible Officer (i) certifying that all representations and warranties of Borrower contained in Section 5 are true and correct, (ii) certifying that Borrower and each Guarantor are in compliance with all the terms and provisions of the Loan Documents to which each is a party, (iii) certifying that, after giving effect to the initial Loan (or initial Letter of Credit, as applicable), no Default or Event of Default exists, and ( iv) setting forth the Pricing Leverage Ratio as of the last day of the most recently ended fiscal quarter of Borrower.

         (i) Payment to the Administrative Agent such fees as are required to be paid on or prior to the Closing Date pursuant to SECTION 2.08.

         (j) Payment of Attorney Costs of Bank of America to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute Bank of America's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Bank of America).

         (k) Such other evidence as the Administrative Agent or the Banks may reasonably request to establish the consummation of the transactions contemplated hereby, the taking of all proceedings in connection herewith and compliance with the conditions set forth in this Agreement.

         Any document required or requested pursuant to this SECTION 4.01 may be furnished by facsimile transmission provided that original documents (where applicable) are furnished within 5 business days after the facsimile transmission.

         4.02 CONDITIONS OF LENDING -- ALL LOANS AND ALL LETTERS OF CREDIT. The obligations of each Bank to make any Extension of Credit are subject to the fulfillment of the following conditions precedent:

         (a) On each Borrowing Date, and after giving effect to the Loans to be made or Letters of Credit to be issued on each such Borrowing Date, except, in the case where the aggregate principal amount of the Loans being made or Letters of Credit being issued on such Borrowing Date equals or is less than the aggregate principal amount of the Loans maturing or Letters of Credit expiring on such Borrowing Date, (i) there shall exist no Default or Event of Default and (ii) the representations and warranties contained in this Agreement shall be true, correct and complete in all material respects on and as of such date to the extent as though made on and as of such date, except with respect to any representation or warranty which specifically refers to an earlier date;

         (b) All documents required by the provisions of this Agreement to be executed or delivered to the Administrative Agent on or before the applicable Borrowing Date shall have been executed and shall have been delivered to the Administrative Agent on or before such Borrowing Date;

         (c) the Administrative Agent shall have timely received a duly completed Request for Extension of Credit or Letter of Credit Application, as applicable, by Requisite Notice by the Requisite Time therefor; and

         (d) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent or Requisite Banks reasonably may require.

                                   SECTION 5.
                         REPRESENTATIONS AND WARRANTIES

         Borrower represents and warrants to the Administrative Agent and the Banks that:

         5.01 DUE INCORPORATION; GOOD STANDING. Borrower is a Delaware corporation duly organized and existing under the laws of Delaware, and, to the best of Borrower's knowledge, is properly licensed and in good standing in, and where necessary to maintain Borrower's rights and privileges has complied with the fictitious name statute of, every jurisdiction in which Borrower is doing business. Each Guarantor is a duly organized and existing corporation under the laws of the state of its incorporation, and, to the best of Borrower's knowledge, is properly licensed and in good standing in, and where necessary to maintain such Guarantor's rights and privileges has complied with the fictitious name statute of, every jurisdiction in which such Guarantor is doing business.

         5.02 CORPORATE POWER; AUTHORIZATION. The execution, delivery and performance of this Agreement and each other Loan Document to which Borrower is a party are within Borrower's powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw or other organization papers of Borrower, or any instrument or agreement to which Borrower is a party or by which Borrower is bound or affected. The execution, delivery and performance of each Loan Document to which each Guarantor is a party are within such Guarantor's powers, have been duly authorized, and are not in conflict with the terms of any charter, bylaw or other organization papers of such Guarantor, or any instrument or agreement to which such Guarantor is a party or by which such Guarantor is bound or affected.

         5.03 GOVERNMENT ACTION. No approval, consent, exemption or other action by, or notice to or filing with, any Governmental Authority is necessary in connection with the execution, delivery, performance or enforcement of this Agreement or any other Loan Document to which Borrower or a Guarantor is a party, except as may have been obtained and certified copies of which have been delivered to the Administrative Agent.

         5.04 NO LEGAL BAR. There is no law, rule or regulation, nor is there any judgment, decree or order of any court or governmental authority binding on Borrower or any Guarantor, which would be contravened by the execution, delivery, performance or enforcement of this Agreement or any other Loan Document to which Borrower or a Guarantor is a party.

         5.05 ENFORCEABLE OBLIGATION. This Agreement and each other Loan Document to which Borrower or a Guarantor is a party is a legal, valid and binding agreement of Borrower and each Guarantor, enforceable against Borrower and each Guarantor in accordance with its terms, and Loan Document, when executed and delivered, will be similarly legal, valid, binding and enforceable.

         5.06 OWNERSHIP OF PROPERTY; LIENS. Borrower and each Subsidiary of Borrower has good and marketable title to its properties and assets free and clear of all Liens, except for:

         (a) taxes which have resulted in a Lien but are not yet delinquent; and

         (b)      Liens permitted under SECTION 7.02;

and the execution, delivery or performance of this Agreement and each other Loan Document to which Borrower or a Guarantor is a party will not result in the creation of any such Lien other than in favor of the Administrative Agent and the Banks.

         5.07 LITIGATION. There are no suits, proceedings, claims or disputes pending or, to the knowledge of Borrower or any Subsidiary of Borrower, threatened against or affecting Borrower or any Subsidiary or its respective properties, the adverse determination of which could affect Borrower's or a Guarantor's financial condition or operations, taken as a whole, or could impair Borrower's or a Guarantor's ability to perform its obligations hereunder or any other Loan Document to which Borrower or a Guarantor is a party.

         5.08 NO DEFAULT. No event has occurred and is continuing or would result from the incurring of obligations by Borrower or any Guarantor under this Agreement or any other Loan Document to which Borrower or a Guarantor is a party which is a Default, or is, or with the passing of time or giving of notice or both would be, an Event of Default.

         5.09 SIGNIFICANT SUBSIDIARIES. Borrower has only the Significant Subsidiaries listed on SCHEDULE 5.09, as amended from time to time pursuant to SECTION 6.09.

         5.10 OWNERSHIP OF STOCK. The Principal Stockholders own directly or as trustees under trusts established for the benefit of themselves and/or members of their immediate families, in the aggregate at least 20% of the capital stock of Borrower and control at least 50% of the total voting rights accruing under the capital stock of Borrower; provided, that, for purposes of determining compliance with this covenant, each of the Principal Stockholders shall be deemed to own shares registered in his name (unless he has delegated or otherwise transferred or assigned voting rights in such shares) notwithstanding that an existing spouse may be deemed to have rights in such shares under applicable community property laws.

         5.11 NO CONFLICTING AGREEMENTS. Neither Borrower nor any Subsidiary is in default under any agreement to which it is a party or by which it or any of its Property is bound the effect of which could have a material adverse effect on the business or operations of Borrower and its Subsidiaries, taken as a whole, or could impair Borrower's or a Guarantor's ability to perform its obligations hereunder or under any Loan Document to which Borrower or any Guarantor is a party. No provision of (i) the articles of incorporation, charter, bylaws, preferred stock or any shareholder agreement of Borrower or any Subsidiary, (ii) any existing mortgage or indenture, (iii) any other contract or agreement (which is, individually or in the aggregate, material to the consolidated financial condition, business or operations of Borrower and its Subsidiaries), (iv) any statute (including, without limitation, any applicable usury or similar law), rule or regulation, and (v) any judgment, decree or order (which is, individually or in the aggregate, material to the consolidated financial condition, business or operations of Borrower and its Subsidiaries), in either case binding on Borrower or any Subsidiary or affecting the Property of Borrower or any Subsidiary; conflicts with, or requires any consent under, or would in any way prevent the execution, delivery or carrying out of the terms of this Agreement or any other Loan Document, and the taking of any such action will not constitute a default under, or result in the creation or imposition of, or obligation to create, any Lien upon the Property of Borrower or any Subsidiary pursuant to the terms of any such mortgage, indenture, contract or agreement (other than any right to setoff or banker's lien or attachment that the Banks may have under applicable law).

         5.12 TAXES. Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it, and no tax liens have been filed and no claims are being asserted with respect to such taxes which are required by Generally Accepted Accounting Principles to be reflected in the financial statements of Borrower and are not so reflected therein. The charges, accruals and reserves on the books of Borrower and each Subsidiary with respect to all federal, state, local and other taxes are considered by the management of Borrower to be adequate, and Borrower knows of no unpaid assessment which is due and payable against Borrower or any Subsidiary, except (a) those not yet delinquent, (b) those not substantial in aggregate amount, (c) such thereof as are being contested in good faith and by appropriate proceedings diligently conducted, or (d) those involving foreign taxes and assessments which are involved in a good faith dispute with respect to tax or other matters.

         5.13 FINANCIAL STATEMENTS. Borrower has heretofore delivered to the Administrative Agent copies of (a) the preliminary audited balance sheet and income statement of Borrower as of August 31, 1998 for the Fiscal Year then ended and (b) the unaudited consolidated balance sheet of Borrower as of February 28, 1999 for the two Fiscal Quarters then ended, and the related consolidated statements of operations, shareholder's equity and changes in cash flows for periods covered thereby (such statements being sometimes referred to herein as the "FINANCIAL STATEMENTS"). Both Financial Statements fairly present the consolidated financial condition and the consolidated results of operations of Borrower as of the date and for the periods indicated therein, and the Financial Statements have been prepared in conformity with Generally Accepted Accounting Principles (except as disclosed in the notes thereto). As of the Closing Date, except (i) as reflected in the Financial Statements or in the footnotes thereto, or (ii) as otherwise disclosed in writing to the Administrative Agent and the Banks prior to the date hereof, neither Borrower nor any Subsidiary has any obligation or liability of any kind (whether fixed, accrued, contingent, unmatured or otherwise) which is material to Borrower and the Subsidiaries on a consolidated basis and which, in accordance with Generally Accepted Accounting Principles consistently applied, should have been recorded or disclosed in such Financial Statements and were not, other than those incurred in the ordinary course of their respective businesses since the date of such Financial Statements. Since February 28, 1999 Borrower and each Subsidiary has conducted its business only in the ordinary course, and there has been no adverse change in the financial condition of Borrower and its Subsidiaries taken as a whole which is material to Borrower and its Subsidiaries on a consolidated basis, except in each case as disclosed in writing to the Administrative Agent prior to the Closing Date.

         5.14 COMPLIANCE WITH APPLICABLE LAWS. Neither Borrower nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default could have a material adverse effect on the financial condition, operations or Property of Borrower and its Subsidiaries, taken as a whole, or could impair Borrower's or a Guarantor's ability to perform its obligations hereunder or under any other Loan Document to which Borrower or any Guarantor is a party. Borrower and each Subsidiary is complying in all material respects with all applicable statutes and regulations, including ERISA and applicable occupational, safety and health and other labor laws, of all Governmental Bodies, a violation of which could have a material adverse effect on the financial condition, operations or Property of Borrower and its Subsidiaries, taken as a whole, or could impair Borrower's or a Guarantor's ability to perform its obligations hereunder or any other Loan Document to which Borrower or any Guarantor is a party.

         5.15 GOVERNMENTAL REGULATIONS. Neither Borrower nor any Subsidiary is subject to any statute or regulation which regulates the incurring by Borrower of indebtedness for borrowed money, except for applicable usury laws.

         5.16 PROPERTY. Borrower and each Subsidiary has good and valid title to, or good and valid leasehold interests in, all of its Property, title to (or leasehold interest in) which is material to Borrower and its Subsidiaries taken as a whole, subject to no Liens, except such thereof as are not prohibited by the terms of this Agreement.

         5.17 FEDERAL RESERVE REGULATIONS. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including, without limitation, the provisions of Regulations G, T, U, or X of said Board, as amended.

         5.18 NO MISREPRESENTATION. No representation or warranty contained herein or in any document to be executed and delivered in connection herewith and no certificate or report furnished or to be furnished by Borrower or any Subsidiary in connection with the transactions contemplated hereby, contains or will contain a misstatement of material fact, or omits or will omit to state a material fact required to be stated in order to make the statements herein or therein contained (taken as a whole) not misleading in the light of the circumstances under which made.

         5.19 PLANS. From and after the Closing Date, each Plan established, maintained or participated in by Borrower and each Subsidiary shall be in material compliance with the applicable provisions of ERISA and the Code, and Borrower and each Subsidiary shall file all material reports required to be filed by ERISA and the Code with respect to any Plan. Borrower and each Subsidiary shall meet all material requirements imposed by ERISA and the Code with respect to the funding of all Plans. Since the effective date of ERISA, there have not been, nor are there now existing, any events or conditions which would permit any Plan to be terminated by the PBGC under circumstances which would cause Borrower to incur a material liability under Title IV of ERISA. Since the effective date of ERISA, no Reportable Event has occurred with respect to any Plan and no Plan has been terminated in whole or in part, other than the Plan established by Todd-AO Studios East, Inc. and its predecessor, Trans/Audio, Inc., that was terminated at the time of acquisition of such company by Borrower. No withdrawals from any Plans have occurred which could subject Borrower or any of its Subsidiaries to any material liability.

         5.20 INVESTMENT COMPANY ACT. Borrower is not an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

         5.21 PUBLIC UTILITY HOLDING COMPANY ACT. Borrower is not a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         5.22 SECURITY INTERESTS. Upon the execution and delivery of the Pledge Agreement, the Pledge Agreement will create a valid first priority security interest in the Pledged Collateral and upon delivery of the Pledged Collateral to the Administrative Agent (or its designee) all action necessary to perfect the security interest so created has been taken and completed.

         5.23 ENVIRONMENTAL COMPLIANCE. Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof Borrower has reasonably concluded that such Environmental Laws and claims do not, individually or in the aggregate, have a Material Adverse Effect.

         5.24 YEAR 2000. Borrower has (a) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by customers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications and devices containing imbedded computer chips used by Borrower or any of its Subsidiaries (or their respective customers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (b) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (c) to date, implemented that plan in accordance with that timetable. Based on the foregoing, Borrower believes that all computer applications and devices containing imbedded computer chips (including those of its and its Subsidiaries' customers and vendors) that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 compliant"), except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect upon Borrower and its Subsidiaries, taken as a whole, or could impair Borrower's or a Guarantor's ability to perform its obligations hereunder or under any other Loan Document to which Borrower or any Guarantor is a party.

                                   SECTION 6.
                              AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that so long as the Commitments shall remain available, and until the full and final payment of all indebtedness incurred hereunder, it will, and will cause each of its Subsidiaries to, unless the Requisite Banks waive compliance in writing:

         6.01 FINANCIAL AND OTHER INFORMATION. Deliver to the Administrative Agent:

         (a) as soon as available but no later than 60 days after the end of each of the first three fiscal quarters of Borrower the unaudited consolidated balance sheet of Borrower and its Subsidiaries as at the end of such fiscal quarter, and the unaudited consolidated statement of income and retained earnings and of changes in cash flow of Borrower and its Subsidiaries for such fiscal quarter and that portion of the fiscal year ending with such quarter, certified by a Responsible Officer of Borrower as being prepared in accordance with Generally Accepted Accounting Principles and complete and correct and fairly presenting the financial condition and results of operations of Borrower and its Subsidiaries; and

         (b) as soon as available but no later than 120 days after the end of each of its fiscal years, a complete copy of an audit report of Borrower and its Subsidiaries which shall include at least the consolidated balance sheet of Borrower and its Subsidiaries as of the close of such year, and the consolidated statement of income and retained earnings and of changes in cash flows of Borrower for such year, prepared in accordance with Generally Accepted Accounting Principles and fairly presenting Borrower's financial position and results of operations, certified by Arthur Andersen, or other independent public accounting firm of recognized national standing selected by Borrower and satisfactory to the Administrative Agent and the Requisite Banks. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of Borrower's records nor contain any exceptions with respect to possible errors generated by financial reporting and related systems due to the Year 2000 problem.

         6.02 CERTIFICATES, NOTICES AND OTHER INFORMATION. Deliver to the Administrative Agent in form and detail satisfactory to the Agent and the Requisite Banks, with sufficient copies for each Bank:

         (a) Concurrently with the financial statements required pursuant to Sections 6.01(a) and 6.01(b), a Compliance Certificate signed by a Responsible Officer; and

         (b) such other statements, lists of property and accounts, budgets, forecasts or reports as the Administrative Agent may reasonably request.

         6.03 PROMPT NOTICE. Immediately give written notice to the Administrative Agent of:

         (a) all litigation affecting Borrower or any of its Subsidiaries as a defendant and where the amount claimed in a single litigation action is in excess of $500,000 or when the aggregate amount claimed in all litigation actions is in excess of $1,000,000;

         (b) any substantial dispute which may exist between Borrower and any Governmental Authority;

         (c) any proposal by any public authority to acquire the assets or business of Borrower or to compete with Borrower;

         (d) any Event of Default or Default; and

         (e) any other matter which has resulted or might result in a material adverse change in Borrower's financial condition or operations or impairment in Borrower's or a Guarantor's ability to perform its obligations hereunder or any other Loan Document to which Borrower or any Guarantor is a party.

         6.04 MAINTAIN EXISTENCE. Except as permitted by SECTION 7.03, maintain and preserve its existence and all rights, privileges and franchises now enjoyed, and keep all its properties in good working order and condition.

         6.05 PAYMENT OF OBLIGATIONS. Pay all obligations, including tax claims, when due, except such as may be contested in good faith by appropriate proceedings and Borrower has established reserves on its books which are reasonable and adequate.

         6.06 COMPLIANCE WITH LEGAL REQUIREMENTS. At all times comply with all laws, rules, regulations, orders and directions of any Governmental Authority having jurisdiction over it or its business and conduct its operations and keep and maintain its property in compliance with all Environmental Laws.

         6.07 INSURANCE. Maintain and keep in force on all of its property such insurance as is normal for the industry in which Borrower conducts its business and is satisfactory to the Requisite Banks as to amount, nature and carrier covering fire damage (including use and occupancy), public liability, product liability, property damage and workers' compensation, and deliver to the Administrative Agent upon request a schedule certified to be correct by a Responsible Officer of Borrower setting forth all insurance in force as of the date of such schedule.

         6.08 BOOKS AND RECORDS. Maintain adequate books, accounts and records in accordance with Generally Accepted Accounting Principles, and permit employees or agents of the Administrative Agent at any reasonable time and as often as may reasonably be desired to inspect its properties, and to examine or audit its books, accounts and records and make copies and memoranda thereof and to discuss the business, operations, properties and financial and other conditions of Borrower and its Subsidiaries with officers of Borrower.

         6.09 FUTURE SIGNIFICANT SUBSIDIARIES; PLEDGES OF STOCK. Cause any of present or future Significant Subsidiaries (other than Non-Recourse Joint Ventures) (as soon as any such future Significant Subsidiary becomes a Significant Subsidiary of Borrower) that is not a Guarantor to (a) execute and deliver to the Administrative Agent a continuing guaranty in form and substance satisfactory to the Administrative Agent, together with documentation of the type set forth in SECTIONS 4.01(D), 4.03(G) and 4.03(H) as to such Significant Subsidiary, or (b) if pre-existing Indebtedness of any new Significant Subsidiary prohibits such a guaranty, such a guaranty given by a foreign Significant Subsidiary would be taxable, Borrower will instead pledge all its equity interests in such new Significant Subsidiary (or as much as it can without such pledge being taxable) pursuant to the Pledge Agreement or a supplement thereto, together with delivery of the Pledged Collateral accompanied by appropriate stock powers endorsed in blank. Borrower shall notify the Administrative Agent of the creation or acquisition of any new Significant Subsidiary, and SCHEDULE 5.09 shall be deemed amended by the addition of such new Subsidiary (whether or the Administrative Agent distributes a reviewed SCHEDULE 5.09).

         6.10 USE OF PROCEEDS. Use the proceeds of the Loans for general working capital and general corporate purposes and acquisitions.

                                   SECTION 7.
                               NEGATIVE COVENANTS

         Borrower covenants and agrees that, so long as the Commitments shall remain available, and until full and final payment of all indebtedness incurred hereunder, without the prior written consent of the Requisite Banks, it will not, and will not permit any Subsidiary to:

         7.01 LIMITATION ON INDEBTEDNESS. Incur or suffer to exist any indebtedness for borrowed money, or become liable as a surety, guarantor, accommodation endorser, or otherwise for or upon the obligation of any other person, firm or corporation; except for:

         (a) the acquisition of goods, supplies or merchandise on normal trade credit;

         (b) Indebtedness incurred on or before the Closing Date listed on
SCHEDULE 7.01 and any extension, renewal, refunding and refinancing thereof; provided that after giving effect to such extension, renewal, refunding or refinancing the principal amount thereof is not increased;

         (c) Indebtedness of Non-Recourse Joint Ventures not exceeding, together with Investments permitted under SECTION 7.05(b), $50,000,000 in the aggregate at any time outstanding;

         (d) Indebtedness consisting of Capital Leases and related to Synthetic Leases not exceeding $35,000,000 in the aggregate outstanding at any time;

         (e) intercompany obligations of Borrower or any Guarantor otherwise permitted hereunder;

         (f) the Convertible Subordinated Notes;

         (g) the TeleCine Cell Loan Notes;

         (h) up to $5,000,000 in the aggregate in purchase money mortgage financing;

         (i) up to (pound)3,100,000 of existing TeleCine Cell mortgage debt on its Charlotte property; and

         (j) other Indebtedness, including purchase-money financing, not exceeding $10,000,000 in the aggregate outstanding at any time.

         7.02 LIMITATION ON LIENS. Create, assume or suffer to exist any Lien on or of any of its property, real or personal, whether now owned or hereafter acquired, except for:

         (a) Liens for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof;

         (b) Liens securing Indebtedness permitted by SECTION 7.01(c); PROVIDED such Liens are on and limited to the assets of the joint venture incurring such Indebtedness;

         (c) Liens securing Indebtedness permitted by SECTIONS 7.01(h), (i) and (j); PROVIDED such Liens are on and limited to the capital assets acquired, constructed or financed with the proceeds of such Indebtedness;

         (d) Liens in connection with Capital Leases permitted by SECTION 7.01(d); provided such Liens are on and limited to the assets of the subject of such Capital Leases; and

         (e) Liens in connection with equipment leases not exceeding $250,000 in the aggregate at any time which were assumed in connection with the Hollywood Digital Acquisition, and any extension, renewal, refunding and refinancing thereof; provided that after giving effect to such extension, renewal, refunding or refinancing the principal amount thereof is not increased.

         7.03 LIQUIDATION, MERGER, ETC. Liquidate or dissolve, or enter into any consolidation, merger, partnership, joint venture or other combination, or sell, lease or dispose of its business or assets as a whole or such as in the opinion of the Requisite Banks constitute a substantial portion thereof except:

         (a) mergers and consolidations of a Subsidiary of Borrower into Borrower or a Subsidiary (with Borrower or its Subsidiary as the surviving entity) or of Borrower or Subsidiaries of Borrower with each other, provided that Borrower and each of such Subsidiaries have executed such amendments to the Loan Documents as the Administrative Agent may reasonably determine are appropriate as a result of such merger; and

         (b) a merger or consolidation of Borrower or any Subsidiary with any other Person, provided that (i) either (A) Borrower or its Subsidiary is the surviving entity, or (B) the surviving entity is a corporation organized under the laws of a State of the United States of America or the District of Columbia and, as of the date of such merger or consolidation, expressly assumes, by an appropriate instrument, the Obligations of Borrower or its Subsidiary, as the case may be, and (ii) giving effect thereto on a pro-forma basis, no Default or Event of Default exists or would result therefrom.

         7.04 DISPOSITION OF ASSETS. Dispose, nor permit any of its Subsidiaries to dispose, of any of its assets or enter into any sale and leaseback agreement covering any of its fixed or capital assets; except that Borrower and its Subsidiaries may dispose of assets no longer used or useful in the business of Borrower or such Subsidiary, if the net book value of such assets is not in excess of $2,000,000 in the aggregate.

         7.05 LIMITATION ON INVESTMENTS.  Make any Investments, except:

         (a) Investments in cash, cash equivalents and marketable securities (as defined in accordance with Generally Accepted Accounting Principles); provided that the aggregate value of all marketable securities not rated at least investment grade by a rating agency of national standing shall not at any time exceed one-third of the total value of all such cash, cash equivalents and marketable securities;

         (b) Investments in foreign joint ventures located in the United Kingdom, Spain, France or Germany engaged in businesses providing post production services for film, television, transmission and related media, provided, that Borrower's and its Subsidiaries' share of such investments, together with Indebtedness permitted under SECTION 7.01(c), shall not exceed $50,000,000 in the aggregate at any time outstanding valued at cost;

         (c) Investments in other Persons not exceeding $10,000,000 in the aggregate at any time outstanding;

         (d) Investments in or loans to Guarantors that are 100% owned directly or indirectly by Borrower; and

         (e) loans to officers of Borrower not exceeding $150,000 in the aggregate outstanding at any time;

         (f) repurchases of Borrower's capital stock in an aggregate amount not exceeding $3,000,000 during the period from the Closing Date through and including August 31, 2000;

provided that in all cases (i) no Default or Event of Default has occurred under this Agreement or will occur after giving effect to any such acquisition, (ii) any rights to repayment of any loans are pledged to the Administrative Agent and the Banks on terms and conditions satisfactory to Administrative Agent and the Banks, and (iii) Borrower shall not cause, permit or suffer any restrictions on dividends, distributions or other upstreaming of money to Borrower by any Subsidiary now owned or hereafter acquired by Borrower.

         7.06 LIMITATION ON ACQUISITIONS. Make any Acquisition unless (a) prior to completing such Acquisition, Borrower delivers to the Administrative Agent a Compliance Certificate demonstrating that, after giving effect to such Acquisition, Borrower would be in compliance with SECTIONS 7.10, 7.11 and 7.12 on a pro forma basis and (b) no Default or Event of Default has occurring or is continuing or would result from such Acquisition.

         7.07 CONTRACTS. Enter into, or permit any of its Subsidiaries to enter into, any contracts, leases, indentures, or other agreements except in the ordinary course of its business as presently conducted, except for Acquisitions and Investments permitted by SECTION 7.05(c).

         7.08 BUSINESS ACTIVITIES. Engage in, or permit any of its Subsidiaries to engage in, any business activities or operations substantially different from or unrelated to businesses providing post production and transmission services for film, television and related media, except for Investments permitted by SECTION 7.05(c).

         7.09 COMPLIANCE WITH ERISA. Terminate, within the meaning of Title IV of ERISA, any Plan so as to result in any material liability to the PBGC,
(b) engage in any "prohibited transaction" (as defined in Section 4975 of the Internal Revenue Code of 1986, as amended) involving any Plan that would result in material liability for an excise tax or civil penalty in connection therewith, (c) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any Plan, or (d) allow or suffer to exist any event or condition, which could have a material adverse effect on Borrower and its Subsidiaries, taken as a whole, or could impair Borrower's or a Guarantor's ability to perform its obligations hereunder or any other Loan Document to which Borrower or any Guarantor is a party.

         7.10 MINIMUM NET WORTH. Permit the net worth of Borrower and its Subsidiaries on a consolidated basis at any time to be less than the sum of
(a) [$54,000,000] plus (b) 50% of Borrower's consolidated net income for each fiscal quarter (without deduction for any net loss) commencing with the Fiscal Quarter ending subsequent to May 31, 1998, plus (c) 100% of the net proceeds received by Borrower or any of its Subsidiaries from the issuance of equity by Borrower or any Subsidiary. For purposes of this covenant net worth shall be equal to shareholders' equity of Borrower and its Subsidiaries on a consolidated basis, determined in accordance with Generally Accepted Accounting Principles. This covenant shall be calculated excluding the effect on shareholders' equity of repurchases of Borrower's capital stock in an aggregate amount not exceeding $3,000,000 during the period from the Closing Date through and including August 31, 2000.

         7.11 FIXED CHARGE COVERAGE RATIO. Permit at any time the Fixed Charge Coverage Ratio to be less than 1.25 to 1.00.

         7.12 LEVERAGE RATIO. Permit at any time the Leverage Ratio to exceed the ratio set forth below opposite the indicated period:

                                                 MAXIMUM LEVERAGE
                   PERIOD                              RATIO
---------------------------------------------- ----------------------
Closing - May 31, 2001                               4:00 to 1
June 1, 2001 - November 30, 2001                     3:50 to 1
December 1, 2001 and thereafter                      3:00 to 1


         7.13 NO RESTRICTIONS ON UPSTREAMING CASH FROM SIGNIFICANT SUBSIDIARIES. Permit any restrictions on any Significant Subsidiary directly or indirectly upstreaming cash to Borrower.

                                   SECTION 8.
              EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT

         8.01 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an Event of Default hereunder:

         (a) Borrower or any Guarantor shall fail to pay, any principal when due, whether at maturity, on demand, upon acceleration or otherwise; or

         (b) Borrower or any Guarantor shall fail to pay, when due, any amount of interest, fees, expenses, indemnity payments or any other amount payable by Borrower or any Guarantor to the Administrative Agent or any Bank under this Agreement within 10 days of the date when such amounts are due, whether at maturity, on a specified date, on demand, upon acceleration or otherwise; or

         (c) Any representation or warranty hereunder or any other Loan Document or in connection with any transaction contemplated hereby or in any financial statement furnished to the Administrative Agent shall prove to have been false or misleading in any material respect when made or when deemed to have been made; or

         (d) Borrower shall breach or default under SECTION 4.01(c), 6.11, 7.10, 7.11 or 7.12; or

         (e) Borrower or any Guarantor shall breach, or default under, any other term, condition, provision or covenant contained in this Agreement or any other Loan Document and such breach or default is not remedied to the Requisite Bank's satisfaction within 30 days after the occurrence thereof; or

         (f) Borrower or any of its Subsidiaries institutes or consents to the institution of any proceeding under a Debtor Relief Law relating to it or to all or any material part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under a Debtor Relief

Law relating to any such Person or to all or any part of its Property is instituted without the consent of that Person and continues undismissed or unstayed for 60 calendar days; or

         (g) All, or such as in the opinion of the Requisite Banks constitutes substantially all, of the property of Borrower or any Guarantor shall be condemned, seized or appropriated; or

         (h) Any breach or default shall occur under any other agreement or agreements involving the borrowing of money or the extension of credit where the principal amount outstanding under such agreement or agreements is in the amount of $100,000 or more, and under which Borrower or any Subsidiary may be obligated as borrower or guarantor, if such default consists of the failure to pay any indebtedness when due or if such default permits or causes (or upon a lapse of time or notice or both would permit or cause) the acceleration of any indebtedness or the termination of any commitment to lend; or

         (i) Unless the Requisite Banks shall have consented thereto (which consent shall not be unreasonably withheld), the Principal Stockholders shall cease to own, either directly or as trustees under trusts established for the benefit of themselves and/or members of their immediate families, in the aggregate at least 20% of the capital stock of Borrower or the voting rights accruing under the shares issued by Borrower shall cease to be 50% controlled by the Principal Stockholders, either directly or as trustees under trusts established for the benefit of themselves and/or members of their immediate families; PROVIDED, HOWEVER, that for purposes of determining whether an Event of Default has occurred under this SECTION 8.01(i), each Principal Stockholder shall be deemed to own shares registered in his name (unless he has delegated or otherwise transferred or assigned voting rights in such shares) notwithstanding that an existing spouse may be deemed to have rights in such shares under applicable community property laws; PROVIDED, FURTHER, that no Event of Default shall be deemed to have occurred by virtue of the death of any Principal Stockholder; or

         (j) The occurrence of (i) a Reportable Event with respect to, or the institution of proceedings to have a trustee appointed to administer or to terminate, any Plan, which Reportable Event or institution of proceedings is likely to result in the termination of such Plan and such termination could have a material adverse effect upon the business operations, assets or financial condition of Borrower and its Subsidiaries, taken as a whole, or could impair Borrower's or a Guarantor's ability to perform its obligations hereunder or under any other Loan Document to which Borrower or any Guarantor is a party, and the continuance of the same unremedied for 30 Business Days after notice of such Reportable Event pursuant to Section 4043 of ERISA is given or such proceedings are instituted, as the case may be or (ii) PROVIDED, HOWEVER, that such event shall automatically be deemed to have a materially adverse effect upon Borrower and its Subsidiaries, taken as a whole, or could impair Borrower's or a Guarantor's ability to perform its obligations hereunder or under any other Loan Document to which Borrower or any Guarantor is a party, if a "prohibited transaction" described in Section 406 of ERISA or 4975(c) of the Internal Revenue Code of 1986, as amended, or a notice of intention to terminate a Plan under Section 4041 of ERISA shall have been filed; or a notice shall be received by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan; or Borrower or any Subsidiary shall withdraw from a Plan; or a trustee will be appointed by a United States District Court to administer any Plan with vested unfunded liabilities; or

         (k) The occurrence of any event which Requisite Banks believes could have a material adverse effect upon Borrower and its Subsidiaries, taken as a whole, or could impair Borrower's or a Guarantor's ability to perform its obligations hereunder or under any other Loan Document to which Borrower or any Guarantor is a party; or

         (l) Borrower or any Guarantor defaults under any term, covenant or agreement in the Guaranty or the Pledge Agreement; or the Guaranty or the Pledge Agreement is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect in accordance with its terms, or Borrower or any Guarantor contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder.

         8.02 REMEDIES UPON EVENT OF DEFAULT. Without limiting any other rights or remedies of the Administrative Agent or the Banks provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable law, or in equity, or otherwise:

         (a) Upon the occurrence, and during the continuance, of any Event of Default other than an Event of Default described in SECTION 8.01(f):

                  (i) the Commitments and all other obligations of the Administrative Agent or the Banks and all rights of Borrower and any Guarantor under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all of the Banks or the Requisite Banks, as required hereunder, may waive an Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Banks or Requisite Banks, as the case may be, to reinstate the Commitments and make further Extensions of Credit, which waiver or determination shall apply equally to, and shall be binding upon, all the Banks;

                  (ii) the Issuing Bank may, with the approval of the Administrative Agent on behalf of the Requisite Banks, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit to be held by the Issuing Bank in an interest-bearing cash collateral account as collateral hereunder; and

                  (iii) the Requisite Banks may request the Administrative Agent to, and the Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

         (b) Upon the occurrence of any Event of Default described in SECTION 8.01(f):

                  (i) the Commitments and all other obligations of the Administrative Agent or the Banks and all rights of Borrower and any Guarantor under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all the Banks may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Banks, to reinstate the Commitments and make further Extensions of Credit, which determination shall apply equally to, and shall be binding upon, all the Banks;

                  (ii) an amount equal to the aggregate amount of all outstanding Letters of Credit shall be immediately due and payable to the Issuing Bank without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held by the Issuing Bank in an interest-bearing cash collateral account as collateral hereunder; and

                  (iii) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

         (c) Upon the occurrence of any Event of Default, the Banks and the Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed (but only with the consent of the Requisite Banks) to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any Guarantor and such other rights and remedies as are provided by law or equity.

         (d) The order and manner in which the Banks' rights and remedies are to be exercised shall be determined by the Requisite Banks in their sole discretion, and all payments received by the Administrative Agent and the Banks, or any of them, shall be applied first to Attorney Costs incurred by the Administrative Agent or any Bank, and thereafter paid pro rata to the Banks in the same proportions that the aggregate Obligations owed to each Bank under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks. Regardless of how each Bank may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's Obligations hereunder, payments shall be applied first, to the costs and expenses of the Administrative Agent and the Banks, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Banks under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Banks hereunder or thereunder or at laws or in equity.

                                   SECTION 9.
                            THE ADMINISTRATIVE AGENT

         9.01  APPOINTMENT AND AUTHORIZATION; "ADMINISTRATIVE AGENT".

         (a) Each Bank hereby irrevocably (subject to SECTION 9.09) appoints, designates and authorizes the Administrative Agent to take such action on its behalf under the provisions of this

Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "AGENT" in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

         (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Administrative Agent may agree at the request of the Requisite Banks to act for such Issuing Bank with respect thereto; PROVIDED, HOWEVER, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Administrative Agent in this
Section 9 with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent", as used in this Section 9, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.

         9.02 DELEGATION OF DUTIES. The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

         9.03 LIABILITY OF ADMINISTRATIVE AGENT. None of the Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of Borrower's Subsidiaries or Affiliates.

         9.04 RELIANCE BY ADMINISTRATIVE AGENT.

         (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Requisite Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

         (b) For purposes of determining compliance with the conditions specified in SECTION 4.01, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Administrative Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

         9.05 NOTICE OF DEFAULT. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Administrative Agent for the account of the Banks, unless the Administrative Agent shall have received written notice from a Bank or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". The Administrative Agent will notify the Banks of its receipt of any such notice. The Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Requisite Banks in accordance with Section 8; PROVIDED, HOWEVER, that unless and until the Administrative Agent has received any such request, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.

         9.06 CREDIT DECISION. Each Bank acknowledges that none of the Administrative Agent-Related Persons has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Bank. Each Bank represents to the Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Bank also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Administrative Agent, the Administrative Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower which may come into the possession of any of the Administrative Agent-Related Persons.

         9.07 INDEMNIFICATION OF ADMINISTRATIVE AGENT. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Administrative Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, from and against any and all Indemnified Liabilities; PROVIDED, HOWEVER, that no Bank shall be liable for the payment to the Administrative Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

         9.08 ADMINISTRATIVE AGENT IN INDIVIDUAL CAPACITY. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates as though Bank of America were not the Administrative Agent or the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Subsidiary) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Administrative Agent or the Issuing Bank.

         9.09 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may, and at the request of the Requisite Banks shall, resign as Administrative Agent upon 30 days' notice to the Banks. If the Administrative Agent resigns under this Agreement, the Requisite Banks shall appoint from among the Banks a successor administrative agent for the Banks which successor administrative agent shall be approved by Borrower. If no successor administrative agent is appointed prior to the effective date of the resignation of the Administrative Agent, the Administrative Agent may appoint, after consulting with the Banks and Borrower, a successor administrative agent from among the Banks. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this
Section 9 and Sections 10.03 and 10.11 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, the Administrative Agent shall continue to hold any Collateral in its possession and the Banks shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Requisite Banks appoint a successor agent as provided for above. Notwithstanding the foregoing, however, Bank of America may not be removed as the Administrative Agent at the request of the Requisite Banks unless Bank of America shall also simultaneously be replaced as "Issuing Bank" hereunder pursuant to documentation in form and substance reasonably satisfactory to Bank of America.

         9.10 PROPORTIONATE INTEREST IN ANY COLLATERAL. The Administrative Agent, on behalf of all the Banks, shall hold in accordance with the Loan Documents all items of any collateral or interests therein received or held by the Administrative Agent. Subject to the Administrative Agent's and the Banks' rights to reimbursement for their costs and expenses hereunder (including Attorney Costs incurred by the Administrative Agent or a Bank) and subject to the application of payments in accordance with Section 2), each Bank shall have an interest in the Banks' interest in the Collateral or interests therein in the same proportions that the aggregate Obligations owed such

Bank under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Banks, without priority or preference among the Banks.

         9.11 FORECLOSURE ON COLLATERAL. In the event of foreclosure or enforcement of the Lien created by any of the Collateral Documents, title to the Collateral covered thereby shall be taken and held by the Administrative Agent (or an Affiliate or designee thereof) pro rata for the benefit of the Banks in accordance with their Pro Rata Share and shall be administered in accordance with the standard form of collateral holding participation agreement used by the Administrative Agent in comparable syndicated credit facilities.

                                  SECTION 10.
                                 MISCELLANEOUS

        10.01 CUMULATIVE REMEDIES; NO WAIVER. The rights, powers, privileges and remedies of the Administrative Agent and the Banks provided herein or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by laws or equity. No failure or delay on the part of the Administrative Agent or any Bank in exercising any right, power, privilege or remedy may be, or may be deemed to be, a waiver thereof; nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Section 9 are inserted for the sole benefit of the Administrative Agent and the Banks; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan or Letter of Credit without prejudicing the Administrative Agent's or the Banks' rights to assert them in whole or in part in respect of any other Loan.

        10.02 AMENDMENTS; CONSENTS. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by Borrower or any Guarantor therefrom, may in any event be effective unless in writing signed by the Requisite Banks (and, in the case of any amendment, modification or supplement of or to any Loan Document to which Borrower is a party, signed by Borrower and, in the case of any amendment, modification or supplement to Section 9, signed by the Administrative Agent), and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Banks, no amendment, modification, supplement, termination, waiver or consent may be effective:

         (a) To amend or modify the principal of, or the amount of principal, principal prepayments or the rate of interest payable on, any Loan, or the amount of the Commitment or the Pro Rata Share of any Bank (except as contemplated by SECTION 2.13) or the amount of any commitment fee payable to any Bank, or any other fee or amount payable to any Bank under the Loan Documents or to waive an Event of Default consisting of the failure of Borrower to pay when due principal, interest or any commitment fee;

         (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Loan or any installment of any commitment fee, or to extend the term of the Commitment, or to release the Guaranty;

         (c) To amend the provisions of the definition of "Requisite Banks," Sections 4 or 9 or this Section;

         (d) To release any material portion of the Collateral (except as otherwise expressly provided in any Loan Document); or

         (e) To amend any provision of this Agreement that expressly requires the consent or approval of all the Banks.

         Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all the Banks and the Administrative Agent.

         10.03 ATTORNEY COSTS, EXPENSES AND TAXES. Borrower shall pay within five Business Days after demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent in connection with the negotiation, preparation, syndication, execution and delivery of the Loan Documents (subject to any limitations set forth in a letter agreement between Borrower and the Arranger entered into prior to the Closing Date) and any amendment thereto or waiver thereof. Borrower shall also pay on demand, accompanied by an invoice therefor, the reasonable costs and expenses of the Administrative Agent and the Banks in connection with the refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement of the Loan Documents, and any matter related thereto. The foregoing costs and expenses shall include filing fees, recording fees, title insurance fees, appraisal fees, search fees, and other out-of-pocket expenses and Attorney Costs incurred by the Agent or any Bank, and independent public accountants and other outside experts retained by the Administrative Agent or any Bank, whether or not such costs and expenses are incurred or suffered by the Administrative Agent or any Bank in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower or any Subsidiary thereof. Such costs and expenses shall also include the administrative costs of the Administrative Agent reasonably attributable to the administration of this Agreement and the other Loan Documents. Borrower shall pay any and all Applicable Taxes and all costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement, any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify the Administrative Agent and the Banks from and against any and all loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any such tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of Borrower or any Guarantor to perform any of its Obligations. Any amount payable to the Administrative Agent or any Bank under this Section shall bear interest from the second Business Day following the date of demand for payment at the Default Rate.

         10.04 NATURE OF BANKS' OBLIGATIONS. The obligations of the Banks hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Banks or any of them pursuant hereto or thereto may, or may be deemed to, make the Banks a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliate of Borrower. Each Bank's obligation to make any Loan pursuant hereto is several and not joint or joint and several, and in the case of the initial Loan only is conditioned upon the performance by all other Banks of their obligations to make initial Loans. A default by any Bank will not increase the Pro Rata Share attributable to any other Bank. Any Bank not in default may, if it desires, assume in such proportion as the nondefaulting Banks agree the obligations of any Bank in default, but is not obligated to do so. The Administrative Agent agrees that it will use its best efforts either to induce the other Banks to assume the obligations of a Bank in default or to obtain another Bank, reasonably satisfactory to Borrower, to replace such a Bank in default.

         10.05 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties contained herein or in any other Loan Document, or in any certificate or other writing delivered by or on behalf of any one or more of Borrower to any Loan Document, will survive the making of the Loans hereunder and the execution and delivery of any Notes, and have been or will be relied upon by the Administrative Agent and each Bank, notwithstanding any investigation made by the Administrative Agent or any Bank or on their behalf.

         10.06 NOTICES. Except as otherwise provided in any Loan Document, notices, requests, demands, directions, agreements and documents delivered in connection with the Loan Documents (collectively, "COMMUNICATIONS") shall be transmitted by Requisite Notice to the number and address set forth on
SCHEDULE 10.02, may be delivered by the following modes of delivery and shall be effective as follows:


       MODE OF DELIVERY                EFFECTIVE ON EARLIER OF ACTUAL RECEIPT AND:
-------------------------------- -------------------------------------------------------
Courier                          Scheduled delivery date

Facsimile                        When transmission in legible form complete

Mail                             Fourth Business Day after deposit in U.S. mail first
                                 class postage pre-paid

Personal delivery                When received

Electronic mail/                 When received
digital transmission

Telephone                        When conversation completed


PROVIDED, HOWEVER, that communications delivered to the Administrative Agent pursuant to SECTION 2 or 9 shall not be effective until actually received by the Administrative Agent. The Administrative Agent and any Bank shall be entitled to rely and act on any notice purportedly given by or on behalf of Borrower or a Guarantor even if such notice (i) was not made in a manner specified herein, (ii) was incomplete, (iii) was not preceded or followed by any other notice specified herein, or (iv) the terms of such notice as understood by the recipient varied from any subsequent related notice provided for herein. Borrower shall indemnify the Administrative Agent and any Bank from any loss, cost, expense or liability as a result of relying on any notice permitted herein.

         10.07 EXECUTION OF LOAN DOCUMENTS. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, (a) this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument and (b) execution of any such counterpart may be evidenced by a telecopier transmission of the signature of such party. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

         10.08 BINDING EFFECT; ASSIGNMENT

         (a) This Agreement and the other Loan Documents to which Borrower is a party will be binding upon and inure to the benefit of Borrower, the Administrative Agent, each of the Banks, and their respective successors and assigns, except that, Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Banks. Each Bank represents that it is not acquiring its Loans with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Loans must be within the control of such Bank). Any Bank may at any time pledge its Note or any other instrument evidencing its rights as a Bank under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Bank from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Bank hereunder absent foreclosure of such pledge.

         (b) From time to time following the Closing Date, each Bank may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share; provided that (i) such assignment, if not to a Bank or an Affiliate of the assigning Bank, shall be consented to by Borrower at all times other than during the existence of an Event of Default and the Administrative Agent (which approval of Borrower shall not be unreasonably withheld or delayed),
(ii) a copy of a Notice of Assignment and Acceptance shall be delivered to the Administrative Agent, (iii) except in the case of an assignment to an Affiliate of the assigning Bank, to another Bank or of the entire remaining Commitment of the assigning Bank, the assignment shall not assign a Pro Rata Share equivalent to less than the Minimum Amount therefor, and (iv) the effective date of any such assignment shall be as specified in the Notice of Assignment and Acceptance, but not earlier than the date which is five Business Days after the date the Administrative Agent has received the Notice of Assignment and Acceptance. Upon acceptance by the Administrative Agent of such Notice Assignment and Acceptance, the Eligible Assignee named therein shall be a Bank for all purposes of this Agreement, with the Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Bank shall be released from its further obligations under this Agreement. Borrower agrees that they shall execute and deliver upon request (against delivery by the assigning Bank to Borrower of any Note) to such assignee Bank, one or more Notes evidencing that assignee Bank's Pro Rata Share, and to the assigning Bank if requested, one or more Notes evidencing the remaining balance Pro Rata Share retained by the assigning Bank.

         (c) By executing and delivering a Notice of Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that:
(i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share being assigned thereby free and clear of any adverse claim, the assigning Bank has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Bank has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to SECTION 6.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent or any Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Bank.

         (d) After receipt of a completed Notice of Assignment and Acceptance, and receipt of an assignment fee of $2,500 from such Eligible Assignee, the Administrative Agent shall, promptly following the effective date thereof, provide to Borrower and the Banks a revised SCHEDULE 10.06 giving effect thereto.

         (e) Each Bank may from time to time grant participations to one or more banks or other financial institutions (including another Bank) in a portion of its Pro Rata Share; provided, however, that (i) such Bank's obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Bank hereunder for any purpose except, if the participation agreement so provides, for the purposes of Section 3 (but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Bank absent the participation) and Section 10.09 (subject to Section 10.10), (iv) Borrower, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement, (v) the participation shall not restrict an increase in the Commitment or in the granting Bank's Pro Rata Share, so long as the amount of the participation interest is not affected thereby and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) extend the Maturity Date as to such participant or any other date upon which any payment of money is due to such participant, (B) reduce the rate of interest owing to such participant, any fee or any other monetary amount owing to such participant or (C) reduce the amount of any installment of principal owing to such participant.

         10.09 RIGHT OF SETOFF. If an Event of Default has occurred and is continuing, the Administrative Agent or any Bank but in each case only with the consent of the Requisite Banks) may exercise its rights under Section 9 of the Uniform Commercial Code and other applicable laws and, to the extent permitted by applicable laws, apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

         10.10 SHARING OF SETOFFS. Each Bank severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against Borrower, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Bank, through any means, receives in payment of the Obligations held by that Bank, then, subject to applicable laws: (a) the Bank exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Bank a participation in the Obligations held by the other Bank and shall pay to the other Bank a purchase price in an amount so that the share of the Obligations held by each Bank after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Banks share any payment obtained in respect of the Obligations ratably in accordance with each Bank's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Bank by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Bank that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Bank were the original owner of the Obligations purchased. Borrower expressly consent to the foregoing arrangements and agree that any Bank holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Bank were the original owner of the Obligation purchased.

         10.11 INDEMNITY BY BORROWER. Borrower agrees to indemnify, save and hold harmless the Administrative Agent and each Bank and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively the "INDEMNITEES") from and against: (a) any and all claims, demands, actions or causes of action (except a claim, demand, action, or cause of action for Bank Taxes) if the claim, demand, action or cause of action arises out of or relates to any act or omission (or alleged act or omission) of Borrower, its Affiliates or any of their officers, directors or stockholders relating to the Commitment, the use or contemplated use of proceeds of any Loan, or the relationship of Borrower and the Banks under this Agreement; (b) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) above; and (c) any and all liabilities, losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action or cause of action; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.

         10.12 NONLIABILITY OF THE BANKS. Borrower acknowledges and agrees that:

         (a) Any inspections of any Property of Borrower made by or through the Administrative Agent or the Banks are for purposes of administration of the Loan only and

Borrower is not entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

         (b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Banks pursuant to the Loan Documents, neither the Administrative Agent nor the Banks shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Banks;

         (c) The relationship between Borrower and the Administrative Agent and the Banks is, and shall at all times remain, solely that of borrowers and lenders; neither the Administrative Agent nor the Banks shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; neither the Administrative Agent nor the Banks shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither the Administrative Agent nor the Banks undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent or the Banks in connection with such matters is solely for the protection of the Administrative Agent and the Banks and neither Borrower nor any other Person is entitled to rely thereon; and

         (d) The Administrative Agent and the Banks shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnify and hold the Administrative Agent and the Banks harmless from any such loss, damage, liability or claim.

         10.13 NO THIRD PARTIES BENEFITED. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent and the Banks in connection with the Loans, and is made for the sole benefit of Borrower, the Administrative Agent and the Banks, and the Administrative Agent's and the Banks' successors and assigns. Except as provided in Sections 10.08 and 10.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

         10.14 FURTHER ASSURANCES. Borrower and its Subsidiaries shall, at their expense and without expense to the Banks or the Administrative Agent, do, execute and deliver such further acts and documents as any Bank or the Administrative Agent from time to time reasonably requires for the assuring and confirming unto the Banks or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

         10.15 INTEGRATION. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Banks in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

         10.16 FAILURE TO CHARGE NOT SUBSEQUENT WAIVER. Any decision by the Administrative Agent or any Bank not to require payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent's or such Bank's right to require full payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

         10.17 GOVERNING LAW. Except to the extent otherwise provided therein, each Loan Document shall be governed by, and construed and enforced in accordance with, the local laws of California.

         10.18 SEVERABILITY OF PROVISIONS. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         10.19 HEADINGS. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

         10.20 TIME OF THE ESSENCE. Time is of the essence of the Loan
Documents.

         10.21 FOREIGN BANKS AND PARTICIPANTS. Each Bank, and each holder of a participation interest herein, that is a "foreign corporation, partnership or trust" within the meaning of the Code shall deliver to the Administrative Agent, within 20 days after the Closing Date (or after accepting an assignment or receiving a participation interest herein) two duly signed completed copies of either Form 1001 (relating to such Person and entitling it to a complete exemption from withholding on all payments to be made to such Person by Borrower pursuant to this Agreement) or Form 4224 (relating to all payments to be made to such Person by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence (including, if reasonably necessary, Form W-9) satisfactory to Borrower and the Administrative Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to the Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and the Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Bank, and as may be reasonably necessary (including the re-designation of its Lending Office, if any) to avoid any requirement of applicable laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Persons fails to deliver the above forms or other documentation, then the Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that the Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify the Administrative Agent therefor, including all penalties and interest and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Administrative Agent.

         10.22 TERMINATION OF EXISTING CREDIT AGREEMENT. This Agreement supercedes the Existing Credit Agreement; PROVIDED, HOWEVER, that letters of credit outstanding under the Existing Credit Agreement shall be deemed to continue as Letters of Credit outstanding hereunder. All loans outstanding under the Existing Credit Agreement shall be repaid, together will all accrued fees, interest and any breakfunding costs owing thereunder , on the Closing Date, and concurrently with such payment, the parties thereunder that no commitments or obligations remain outstanding thereunder.

         10.23 REMOVAL OF A BANK; REDUCTION IN COMMITMENTS. Under any circumstances set forth in this Agreement providing that Borrower shall have the right to remove a Bank as a party to this Agreement, such Bank shall, upon notice from Borrower, execute and deliver a Notice of Assignment and Acceptance covering that Bank's Pro Rata Share of the Commitments in favor of such Eligible Assignee as Borrower may designate, subject to (a) payment in full by such Eligible Assignee of all principal, interest and fees owing to such Bank through the date of assignment and (b) delivery by such Eligible Assignee of such appropriate assurances and indemnities (which may include letters of credit) as such Bank may reasonably require with respect to its participation interest in any Letters of Credit then outstanding. Alternatively, Borrower may reduce the Commitments (and, for this purpose, the Minimum Amounts for Commitment reductions shall not apply) by an amount equal to that Bank's Pro Rata Share of the Commitments, pay and provide to such Bank the amounts, assurances and indemnities described in (a) and (b) above and release such Bank from its Pro Rata Share of the Commitments.

         10.24 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTY HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN

CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         10.25 PURPORTED ORAL AMENDMENTS. BORROWER EXPRESSLY ACKNOWLEDGE THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 10.02. BORROWER AGREES THAT THEY WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE Administrative Agent OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 10.02 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                            THE TODD-AO CORPORATION,
                            A DELAWARE CORPORATION

                            By:
                               --------------------------------------
                                           Salah Hassanein
                               President and Chief Executive Officer

                            BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION, AS
                            ADMINISTRATIVE AGENT

                            By:
                               --------------------------------------
                                            Janice Hammond
                                            Vice President


                            BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION, AS ISSUING
                            BANK AND A BANK

                            By:
                               --------------------------------------
                                             Matthew Koenig
                                            Managing Director

                            UNION BANK OF CALIFORNIA, N.A.

                            By:
                               --------------------------------------

                            Name:
                                 ------------------------------------

                            Title:
                                  -----------------------------------

                            SOCIETE GENERALE

                            By:
                               --------------------------------------

                            Name:
                                 ------------------------------------

                            Title:
                                  -----------------------------------

                            SANWA BANK CALIFORNIA

                            By:
                               --------------------------------------

                            Name:
                                 ------------------------------------

                            Title:
                                  -----------------------------------

                                                       DRAFT OF DECEMBER 7, 1999
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                Credit Agreement

                            Dated as of June 30, 1999

                                      among

                             The Todd-AO Corporation

                         Bank of America National Trust
                            and Savings Association,
                            as Administrative Agent,
                                       and
                          Letter of Credit Issuing Bank
                                       and

                               The Other Financial
                            Institutions Party Hereto

                         Bank of America National Trust
                             and Savings Association

                    Sole Lead Arranger and Sole Book Manager

                             [BANK OF AMERICAN LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

         Section                                                                                                Page
Section 1. DEFINITIONS AND ACCOUNTING TERMS.......................................................................1
         1.01     Terms...........................................................................................1
         1.02     Currency Equivalents Generally.................................................................18
         1.03     Accounting Terms...............................................................................18
         1.04     Rounding.......................................................................................18
         1.05     Exhibits and Schedules.........................................................................19
         1.06     Miscellaneous Terms............................................................................19

Section 2. COMMITMENTS; INTEREST, FEES, PAYMENT PROCEDURES.......................................................19
         2.01     The Commitments................................................................................19
         2.02     Borrowings, Conversions and Continuations of Loans.............................................19
         2.03     Letters of Credit..............................................................................21
         2.04     Prepayments....................................................................................24
         2.05     Voluntary Reduction or Termination of Commitments..............................................24
         2.06     Mandatory Reductions in Commitments............................................................25
         2.07     Principal and Interest.........................................................................25
         2.08     Fees...........................................................................................25
         2.09     Computation of Interest and Fees...............................................................26
         2.10     Manner and Treatment of Payments among the Banks, Borrower and the Administrative
                  Agent..........................................................................................26
         2.11     Funding Sources................................................................................27
         2.12     Extension of Maturity Date and Reduction Dates.................................................27
         2.13     Increase in Commitments........................................................................28
         2.14     Collateral and Guaranties......................................................................29

Section 3. TAXES, YIELD PROTECTION AND ILLEGALITY................................................................29
         3.01     Taxes..........................................................................................29
         3.02     Increased Costs................................................................................29
         3.03     Capital Adequacy...............................................................................29
         3.04     Illegality.....................................................................................30
         3.05     Inability to Determine Rates...................................................................30
         3.06     Breakfunding Costs.............................................................................30
         3.07     Matters Applicable to all Requests for Compensation............................................31

Section 4. CONDITIONS............................................................................................31
         4.01     Initial Extension of Credit....................................................................31
         4.02     Conditions of Lending -- All Loans and all Letters of Credit...................................32

Section 5. REPRESENTATIONS AND WARRANTIES........................................................................33
         5.01     Due Incorporation; Good Standing...............................................................33
         5.02     Corporate Power; Authorization.................................................................33
         5.03     Government Action..............................................................................34
         5.04     No Legal Bar...................................................................................34
         5.05     Enforceable Obligation.........................................................................34
         5.06     Ownership of Property; Liens...................................................................34
         5.07     Litigation.....................................................................................34
         5.08     No Default.....................................................................................34

         5.09     Significant Subsidiaries.......................................................................34
         5.10     Ownership of Stock.............................................................................34
         5.11     No Conflicting Agreements......................................................................35
         5.12     Taxes..........................................................................................35
         5.13     Financial Statements...........................................................................35
         5.14     Compliance with Applicable Laws................................................................36
         5.15     Governmental Regulations.......................................................................36
         5.16     Property.......................................................................................36
         5.17     Federal Reserve Regulations....................................................................36
         5.18     No Misrepresentation...........................................................................36
         5.19     Plans..........................................................................................37
         5.20     Investment Company Act.........................................................................37
         5.21     Public Utility Holding Company Act.............................................................37
         5.22     Security Interests.............................................................................37
         5.23     Environmental Compliance.......................................................................37
         5.24     Year 2000......................................................................................37

Section 6. AFFIRMATIVE COVENANTS.................................................................................38
         6.01     Financial and Other Information................................................................38
         6.02     Certificates, Notices and Other Information....................................................38
         6.03     Prompt Notice..................................................................................39
         6.04     Maintain Existence.............................................................................39
         6.05     Payment of Obligations.........................................................................39
         6.06     Compliance With Legal Requirements.............................................................39
         6.07     Insurance......................................................................................39
         6.08     Books and Records..............................................................................39
         6.09     Future Significant Subsidiaries; Pledges of Stock..............................................40
         6.10     Use of Proceeds................................................................................40

Section 7. NEGATIVE COVENANTS....................................................................................40
         7.01     Limitation On Indebtedness.....................................................................40
         7.02     Limitation On Liens............................................................................41
         7.03     Liquidation, Merger, etc.......................................................................41
         7.04     Disposition of Assets..........................................................................42
         7.05     Limitation on Investments......................................................................42
         7.06     Limitation on Acquisitions.....................................................................43
         7.07     Contracts......................................................................................43
         7.08     Business Activities............................................................................43
         7.09     Compliance with ERISA..........................................................................43
         7.10     Minimum Net Worth..............................................................................43
         7.11     Fixed Charge Coverage Ratio....................................................................43
         7.12     Leverage Ratio.................................................................................43
         7.13     No Restrictions on Upstreaming Cash from Significant Subsidiaries..............................44

Section 8. EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT..................................................44
         8.01     Events of Default..............................................................................44
         8.02     Remedies Upon Event of Default.................................................................46

Section 9. THE ADMINISTRATIVE AGENT..............................................................................47
         9.01     Appointment and Authorization; "Administrative Agent"..........................................47

                                       -ii-

         9.02     Delegation of Duties...........................................................................48
         9.03     Liability of Administrative Agent..............................................................48
         9.04     Reliance by Administrative Agent...............................................................49
         9.05     Notice of Default..............................................................................49
         9.06     Credit Decision................................................................................49
         9.07     Indemnification of Administrative Agent........................................................50
         9.08     Administrative Agent in Individual Capacity....................................................51
         9.09     Successor Administrative Agent.................................................................51
         9.10     Proportionate Interest in any Collateral.......................................................51
         9.11     Foreclosure on Collateral......................................................................52

Section 10. MISCELLANEOUS........................................................................................52
         10.01    Cumulative Remedies; No Waiver.................................................................52
         10.02    Amendments; Consents...........................................................................52
         10.03    Attorney Costs, Expenses and Taxes.............................................................53
         10.04    Nature of Banks'Obligations....................................................................53
         10.05    Survival of Representations and Warranties.....................................................54
         10.06    Notices........................................................................................54
         10.07    Execution of Loan Documents....................................................................54
         10.08    Binding Effect; Assignment.....................................................................55
         10.09    Right of Setoff................................................................................56
         10.10    Sharing of Setoffs.............................................................................57
         10.11    Indemnity by Borrower..........................................................................57
         10.12    Nonliability of the Banks......................................................................57
         10.13    No Third Parties Benefited.....................................................................58
         10.14    Further Assurances.............................................................................58
         10.15    Integration....................................................................................58
         10.16    Failure to Charge Not Subsequent Waiver........................................................59
         10.17    Governing Law..................................................................................59
         10.18    Severability of Provisions.....................................................................59
         10.19    Headings.......................................................................................59
         10.20    Time of the Essence............................................................................59
         10.21    Foreign Banks and Participants.................................................................59
         10.22    Termination of Existing Credit Agreement.......................................................60
         10.23    Removal of a Bank; Reduction in Commitments....................................................60
         10.24    Waiver of Right to Trial by Jury...............................................................60
         10.25    Purported Oral Amendments......................................................................61

         EXHIBITS

              FORM OF:
A             Request for Extension of Credit
B             Compliance Certificate
C             Promissory Note
D             Guaranty
E             Pledge Agreement
F             Notice of Assignment and Acceptance


         SCHEDULES

1.01          Sound One Non-Recurring Expenses
2.01          Commitments and Pro Rata Shares
5.09          Subsidiaries
7.01          Existing Indebtedness
10.06         Lending Offices and Notice Addresses
